                                                                    EXHIBIT 10.8


                               PURCHASE AGREEMENT

         THIS PURCHASE AGREEMENT (this "Agreement"), dated as of April 15, 1996, is by and among I Care of Arkansas, Inc., an Arkansas corporation ("I Care"); I Care, Inc. (d/b/a I Care Health Services, Inc.), an Arkansas corporation ("Health Services"); I Care Home I.V. Affiliates, Inc., an Arkansas corporation ("IV Affiliates") (I Care, Health Services and IV Affiliates being sometimes referred to herein collectively as the "Companies"); Gene Graves (the "Shareholder"); and HealthCor Holdings, Inc., a Delaware corporation ("Purchaser").

                              W I T N E S S E T H:

         WHEREAS, the Companies are a comprehensive provider of home health products and services, including I.V. therapy services and products and the sale and lease of home respiratory/medical equipment (the "Business"); and

         WHEREAS, the Shareholder owns all of the issued and outstanding shares of capital stock of the Companies; and

         WHEREAS, I Care (the "Asset Seller") desires to sell to Purchaser, and Purchaser desires to purchase from the Asset Seller, substantially all of its properties and assets under the terms and conditions herein set forth; and

         WHEREAS, the Shareholder desires to sell to Purchaser, and Purchaser desires to purchase from the Shareholder (the Shareholder and the Asset Seller being sometimes collectively referred to herein as the "Sellers"), all of the issued and outstanding shares (the "Shares") of capital stock of Health Services and IV Affiliates (collectively, the "Stock Corporations");

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, and certain other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:


1.  PURCHASE AND SALE OF ASSETS AND SHARES

            1.1 Purchase and Sale of I Care Assets. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing (as defined hereinafter), the Asset Seller shall assign, transfer, convey and deliver to Purchaser, and Purchaser shall purchase from the Asset Seller, all right, title and interest in and to the following assets (the "Assets"), together with replacements thereof and additions thereto made between the date hereof and the Closing Date (as defined herein), whether or not on the books and records of the Asset Seller (exclusive of the Excluded Assets described in Section 1.2 below), free and clear of all liens, security interests, charges, encumbrances and rights of others:

            (a) All personal property, tangible or intangible, owned by the Asset Seller, which is used or useful in the operation of the Asset Seller's business, including, but not limited to, accounts receivable, equipment, inventories, prepaid expenses and fixed assets, including, but not limited to the assets listed on Schedule 1.1(a) attached hereto;

            (b) All of the Assets Seller's (A) proprietary information, trade secrets and confidential information, technical information and data, trademarks, trade names and service marks, including any rights of the Asset Seller in and to the business names "I Care", "I Care of Arkansas" and variations thereof; (B) machinery and equipment warranties related to the Assets; (C) rights in any causes of action related to or in connection with the Assets; (D) all other documentation relating to the operation of the Assets, including all license, permits and approvals issued by any governmental authority or otherwise necessary or relating to the operation of the Asset Seller's business; and (E) the goodwill and going concern value of the Asset Seller's business;

            (c) All of the Asset Seller's books and records, including all financial, accounting and property tax records, computer data and programs, market data and all correspondence with and documents pertaining to suppliers, governmental authorities and other third parties; and

            (d) the Asset Seller's customers, customer lists, work orders, file and computer copies of customer invoices, customer files and other customer records.

            1.2 Excluded Assets. The parties acknowledge that the assets of the Asset Seller listed on Schedule 1.2 hereto (the "Excluded Assets") are not being acquired by Purchaser.

            1.3            Assumed Liabilities.

            (a) At the Closing, the Purchaser agrees to assume and discharge those specified contractual obligations of the Asset Seller listed on
Schedule 1.4 hereto (the "Assumed Liabilities"), except that Purchaser shall not assume or agree to pay, discharge or perform any liabilities or obligations arising out of any breach by the Companies of any provision of any of the contracts, agreements or documents entered into in connection with the Assumed Liabilities, including but not limited to liabilities or obligations arising out of penalties, late charges or any of the Asset Seller's failure to perform under any such Assumed Liability prior to the Closing Date.

            (b) All items of income and expense arising from the operation of the Business relating to the Assets and the Assumed Liabilities set forth on Schedule 1.4 hereof shall be adjusted between the Asset Seller and Purchaser as of the Closing Date. Those items arising before the Closing Date shall be allocated to the account of the Asset Seller and those items arising on or after the Closing Date shall be allocated to the account of Purchaser. Proration of the items described herein between the Asset Seller and the Purchaser shall be effective as of 12:01 a.m., local time, on the Closing Date. Liability for state and local taxes assessed on the Assets payable with respect to the tax year in which the Closing Date falls shall be prorated as between the Asset Seller and the Purchaser on the basis of the number of days of the tax year elapsed to and including such date. All prorations shall be made and paid insofar as feasible on the Closing Date with a final settlement to be made no later than 60 days thereafter. The Asset Seller and Purchaser agree to assume, pay and perform all costs, liabilities and expenses allocated to each of them pursuant to this Section 1.3.

            (c) Except for the Assumed Liabilities, Purchaser does not assume and shall in no event be liable for any debt, obligation, responsibility or liability of the Asset Seller's business, the Shareholder, any subsidiary or any affiliate or successor of the Asset Seller or Shareholder arising from or related to the Assets or the business of the Asset Seller, or any claim against any of the foregoing, whether known or unknown, contingent or absolute, or otherwise (the "Excluded Liabilities"). The Excluded Liabilities shall include, but shall not be limited to, the liabilities listed on Schedule 1.3(c) hereof.

            1.4           Purchase and Sale of Shares of Stock Corporations.
Upon the terms and subject to the conditions set forth in this Agreement, at the Closing (as defined in Section 2.2 hereof), the Shareholder shall assign, transfer, convey and deliver to Purchaser, and Purchaser shall purchase from the Shareholder, all right, title and interest in and to all of the Shares, free and clear of all liens, security interests, charges, encumbrances and rights of others.

            1.5           Eliminated Assets and Liabilities of the Stock
                          Corporations.

            (a) The Shareholder acknowledges and agrees that as of the Closing Date, the assets of each Stock Corporation designated as Eliminated Assets on Schedule 1.5(a) hereto and made a part hereof (the "Eliminated Assets") shall not be directly or indirectly owned by such Companies at the time of the Closing.

            (b) Notwithstanding anything to the contrary in this Agreement, as of the Closing Date, the liabilities of each Stock Corporation designated as Eliminated Liabilities on Schedule 1.5(b) hereto and made a part hereof (the "Eliminated Liabilities") shall not be owed by either of the Stock Corporations, nor will either of such Companies be obligated in any manner with respect to any of such liabilities.

            (c) Any Eliminated Liabilities relating to federal, state or local income or other taxes payable ("Tax Liabilities") shall be eliminated by Shareholder as follows:

                          (i) At the Closing, the Shareholder will deliver to Purchaser a schedule 1.5(c) (which shall then be attached hereto) estimating the aggregate amount of federal, state and local income and other tax liabilities of the Stock Corporations incurred through the Closing Date as if the taxable year of the Stock Corporations had ended on the Closing Date (the "Estimated Tax Liabilities"). The Estimated Tax Liabilities that relate to Health Services will be an offset to the Purchase Price set forth in Section 2.1(b)(i) hereof and the Estimated Tax Liabilities that relate to IV Affiliates will be an offset to the Purchase Price set forth in Section 2.1(b)(ii) hereof. Upon the satisfaction of the Tax Liabilities by Purchaser and the Stock Corporations, the Purchaser will either:

                                     (A)         pay to the Shareholder the
                          amount by which the Estimated Tax Liabilities exceed the actual amount spent by Purchaser and the Stock Corporations to extinguish the Tax Liabilities; or

                                     (B)         deduct from the principal
                          amount of the Note (defined in Section 2.1(a) below) the amount by which the actual amount spent by Purchaser and the Stock Corporations to extinguish the Tax Liabilities exceeds the amount of Estimated Tax Liabilities.

                          (ii) The payment pursuant to subsection 1.5(c)(i)(A) shall be made by wire transfer to an account specified by the Shareholder no later than fourteen days after the entire amount of the Tax Liabilities has been paid by Purchaser or the Stock Corporations. In the event that an offset to the Note occurs pursuant to subsection 1.5(c)(i)(B) hereof, the Purchaser shall deliver to the Shareholder tax returns or such other appropriate documentation necessary to verify the amounts actually paid to the extent reasonably requested by Shareholder.

            1.6 Employment Agreement. At the Closing, Purchaser and the Shareholder shall enter into an employment, confidentiality and non-competition agreement in the form of Exhibit "A" hereto (the "Employment Agreement").

            1.7 Record Retention. Notwithstanding the foregoing, the Purchaser agrees that the Sellers may retain copies of the books and records of the Companies; provided, however, such books and records are to be used solely to prepare tax returns or to prepare for tax audits of the Companies or the Shareholder.

2.  CONSIDERATION; CLOSING

            2.1           Consideration.

            (a) Assets. The consideration to be received by I Care at the Closing in exchange for the Assets (exclusive of the Abbot Assets defined in Section 5.6) owned by it shall be an amount equal to the sum of (a) $10,200,000 payable by wire transfer in immediately available funds to an account specified by I Care and (b) a promissory note ("Note") payable to I Care, in the principal amount of $1,000,000, in the form of Exhibit "B" attached hereto.

            (b)           Shares.

                          (i) Health Services.  The consideration to be
            received by the Shareholder at the Closing in exchange for the Shares of Health Services shall be an amount equal to $700,000 payable by wire transfer in immediately available funds to an account specified by the Shareholder.

                          (ii) IV Affiliates. The consideration to be received by the Shareholder at the Closing in exchange for the Shares of IV Affiliates shall be an amount equal to $100,000 payable by wire transfer in immediately available funds to an account specified by the Shareholder.

            2.2 Time of Closing. A closing (the "Closing") for the sale and purchase of the Assets shall be held on or before May 1, 1996 or on such other date as may be agreed upon by the parties (the "Closing Date"). The Closing shall be deemed effective as of the open of business on the Closing Date. The Closing shall take place at the Purchaser's executive offices or the offices of its counsel or at such other place or places as the parties may agree.

            2.3 Closing Procedure. At the Closing, the Asset Seller shall deliver to Purchaser such bills of sale, instruments of assignment, transfer and conveyance and similar documents as Purchaser shall reasonably request, and the Shareholder shall deliver to Purchaser stock certificates duly endorsed to Purchaser and representing the Shares, in form sufficient to vest record and beneficial title fully in Purchaser to the Shares. Against such delivery, Purchaser shall deliver to the Asset Seller and the Shareholder the purchase price to be paid at the Closing in accordance with Section 2.1 above. Each party will cause to be prepared, executed and delivered all other documents required to be delivered by such party pursuant to this Agreement and all other appropriate and customary documents as another party or its counsel may reasonably request for the purpose of consummating the transactions contemplated by this Agreement. All actions taken at the Closing shall be deemed to have been taken simultaneously at the time the last of any such actions is taken or completed.

            2.4 Allocation of Purchase Price. The purchase price shall be allocated to the Assets in accordance with Schedule 2.4 hereof. The Sellers and the Purchaser each hereby covenant and agree that they will not take a position on any income tax return, before any governmental agency charged with the collection of any income tax or in any judicial proceeding that is in any way inconsistent with the terms of this Section 2.4.

            2.5           Post-Closing Purchase Price Adjustment.

            (a) No later than 180 days after the Closing Date, Purchaser shall prepare and deliver to the Sellers an audited balance sheet of the Companies as of the Closing Date (the "Closing Balance Sheet") prepared in accordance with accounting principles used to prepare the Companies Financial Statements (as defined) giving pro forma effect to the exclusion of the Excluded Liabilities and the Excluded Assets. The Purchaser shall permit the Sellers and their accountants to participate in the preparation thereof and shall promptly make available to them all work papers and other pertinent information used in connection therewith.

            (b) Within 30 days after the Closing Balance Sheet is delivered to the Sellers pursuant to subsection (a) above, the Sellers shall complete their examination thereof and shall deliver to Purchaser either (i) a written acknowledgement accepting the Closing Balance Sheet or (ii) a written report (the "Objection Report") setting forth in reasonable detail any proposed objections to the Closing Balance Sheet. A failure by the Sellers to deliver the Objection Report within the required 30 day period shall constitute their acceptance of the calculations set forth in the Closing Balance Sheet.

            (c) During a period of 20 days following the receipt by Purchaser of the Objection Report, the Sellers and Purchaser shall attempt to resolve any differences they may have with respect to the matters raised in the Objection Report. In the event the Sellers and Purchaser fail to agree on any of the Sellers' proposed adjustments contained in the Objection Report within such 20 day period, then the parties will request that the Dallas, Texas office of Price Waterhouse, certified public accountants ("Independent Auditors"), make the final determination with respect to the correctness of the proposed adjustments in the Objection Report in light of the terms and provisions of this Agreement. Each of the parties hereto represents and warrants that such party has not engaged Price Waterhouse and that Price Waterhouse is not affiliated with such party, and such party further agrees not to engage Price Waterhouse until such time as any post-closing price adjustment has been determined. The decision of the Independent Auditors shall be final and binding on the parties. The costs and expenses of the Independent Auditors and their services rendered pursuant to this subsection shall be borne equally by the Sellers, on the one hand, and the Purchaser, on the other.

            (d) If after finalization of the Closing Balance Sheet (which shall be deemed to mean either the failure of the Sellers to deliver an Objection Report within the 30-day period referred to in Section 2.5(b) above or, if the Sellers deliver an Objection Report, upon receipt by Purchaser and the Sellers of the written final determination rendered pursuant to Section 2.5(c) concerning the resolution of the matters raised in the Objection Report pursuant to Section 2.5(c) above), the Adjusted

Tangible Net Worth (defined hereinafter) of the Companies as set forth on the Closing Balance Sheet is less than $3,145,029, the principal amount of the Notes issued pursuant to Section 2.1 hereof shall be immediately decreased, effective as of the Closing Date, by the amount of any such decrease in the Adjusted Tangible Net Worth. For purposes of this Agreement, "Adjusted Tangible Net Worth" shall mean the Companies' net worth after giving effect to the exclusion of the Excluded Assets and Excluded Liabilities.

            (e) The parties hereto agree that the rights and remedies of Purchaser described in this Section 2.5 are not exclusive and are in addition to the rights and remedies of Purchaser provided elsewhere herein. In addition, the $25,000 "basket" of indemnification claims referred to in Section 11 hereof shall not apply to any decrease in Adjusted Tangible Net Worth.

            2.6           Earn-Out Amount.

            (a) As early as practicable following the completion of Purchaser's financial statements for the year ending December 31, 1996 and in no event later than March 31, 1997, Purchaser shall deliver to the Asset Seller a preliminary calculation of Adjusted Earnings before Interest and Income Taxes, as calculated in accordance with this Section 2.6, for the year ending December 31, 1996 ("Adjusted EBIT"), with supporting materials and prepared in a manner consistent with generally accepted accounting principles used in the preparation of the Companies Financial Statements. If the Adjusted EBIT as reflected on the Purchaser's calculation equals or exceeds $2,600,000, (i) the Purchaser shall pay to Asset Seller an amount in cash equal to $480,000 (the "Earn-Out Amount") in full satisfaction of its obligations under this Section
2.6 and (ii) subsection (b) of this Section 2.6 shall not apply.

            (b) In the event that the Asset Seller shall propose any adjustment to the Purchaser's Adjusted EBIT calculation, the parties shall attempt to resolve any differences within the next 10 business days. If the parties are unable to resolve such differences within such period, the procedures set forth in the remainder of this subsection (b) shall be applicable:

                          (i) Within 30 days after the delivery of Purchaser's calculation, the Asset Seller shall prepare and deliver to Purchaser a calculation of any further proposed adjustments (the "Adjustment Report") to the Purchaser's calculation of Adjusted EBIT. The Asset Seller shall make available to Purchaser and its accountants all work papers and other pertinent information used in connection therewith.


                          (ii) Within 30 days after the Adjustment Report is delivered to Purchaser pursuant to subsection (i) above, Purchaser shall complete its examination thereof and shall deliver to the Asset Seller either a written acknowledgement accepting the Adjustment Report or a written report (the

            "Objection Report") setting forth in reasonable detail any proposed objections to the Adjustment Report. A failure by Purchaser to deliver the Objection Report within the required 30 day period shall constitute Purchaser's acceptance of the calculations set forth in the Adjustment Report.

                          (iii) During a period of 30 days following the receipt by the Asset Seller of the Objection Report, the Asset Seller and Purchaser shall attempt to resolve any difference they may have with respect to the matters raised in the Objection Report. In the event the Asset Seller and the Purchaser fail to agree on any of Purchaser's proposed adjustments contained in the Objection Report within such 30 day period, then Purchaser and the Asset Seller mutually agree that the Independent Auditors shall make the final determination with respect to the correctness of the proposed adjustments in the Objection Report in light of the terms and provisions of this Agreement. The decision of the Independent Auditors shall be final and binding on the Asset Seller and Purchaser. The costs and expenses of the Independent Auditors and their services rendered pursuant to this subsection shall be borne equally by the Asset Seller and the Purchaser.

                          (iv) If after finalization of the Adjusted EBIT calculation, the Adjusted EBIT equals or exceeds $2,600,000, the Purchaser shall pay the Earn Out Amount to the Asset Seller within 10 days of such finalization in full satisfaction of its obligations under this Section 2.6.

            (c) In calculating the Adjusted EBIT, the parties agree that earnings of the Companies from the period from and after the Closing will calculated under the same principals used in the preparation of the Companies Financial Statements as if the transactions contemplated hereby had not occurred, subject to the following:

                          (i) No amount will be attributable to overhead expense charged by the Purchaser or its affiliates to the Companies from and after the Closing;

                          (ii)       The salary expense related to the
            Shareholder will be readjusted as if his annual salary was $200,000 throughout the year ending December 31, 1996;

                          (iii) Adjusted EBIT will reflect any expenses or benefits realized in connection with the purchase of the Abbott Assets and collection of the Abbott Receivables (as such terms are defined herein); including without limitation, depreciation expense on those Abbott Assets constituting depreciable equipment inventory (as determined based on the cost allocation to be agreed upon by the parties at Closing), which depreciation shall be calculated using the straight-line method over 36 months;

                          (iv)       The portion of the Abbott Assets
            constituting nondepreciable materials inventory (as determined based on the cost allocation to be agreed upon by parties at Closing) is to be accounted for as the purchase of inventory and expensed accordingly;

                          (v) The accrual method will be used to report accounts receivable (including the accrual of all applicable reserves for contractual allowances and bad debts consistent with past practices); and

                          (vi) Adjusted EBIT will not reflect any expenses incurred by Sellers prior to the Closing Date that are directly attributable to the consummation of the purchase and sale of Assets and Shares contemplated by this Agreement; provided that Sellers shall provide Purchaser with adequate documentation to support such excluded expenses.

            (d) In order to facilitate the calculation of Adjusted EBIT, the Purchaser agrees to keep separate books and records for the Companies during the year ending December 31, 1996.


3.          REPRESENTATIONS AND WARRANTIES OF THE ASSET SELLER AND THE
            SHAREHOLDER.

            The Shareholder and the Asset Seller, jointly and severally, hereby represent and warrant to Purchaser as follows (except as qualified by the Disclosure Schedule attached hereto as Exhibit "C"):

            3.1 Organization; Good Standing. Each of the Companies is a corporation, duly incorporated, validly existing and in good standing under the laws of the State of Arkansas and has all requisite corporate power and authority to own and lease its properties and assets and to carry on its business as currently conducted. Except as set forth on the Disclosure Schedule, the Companies have no subsidiaries and no equity, profit sharing, participation or other ownership interest (including any general partnership interest) in any corporation, partnership, limited partnership or other entity. Each of the Companies is duly qualified and licensed to do business and is in good standing in all jurisdictions where the nature of its business makes such qualification necessary, which such jurisdictions are set forth on the Disclosure Schedule.

            3.2 Due Authorization; Execution and Delivery. The Companies and the Shareholder have full power and authority to enter into and perform this Agreement and the other agreements contemplated hereby (collectively, the "Transaction Agreements") and to carry out the transactions contemplated thereby. The Companies has taken all requisite action to approve the execution and delivery of the Transaction Agreements and the transactions contemplated thereby. The

Transaction Agreements constitute the legal, valid and binding obligation of the Companies and the Shareholder, enforceable against them in accordance with its terms, except as may be limited by the availability of equitable remedies or by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally. Neither the execution and delivery by the Companies or the Shareholder of the Transaction Agreements nor the consummation of the transactions contemplated hereby will: (a) conflict with or result in a breach of the articles of incorporation or bylaws of the Companies;
(b) violate any statute, law, rule or regulation or any order, writ, injunction or decree of any court or governmental authority, which violation, either individually or in the aggregate, might reasonably be expected to have a material adverse effect on the business or operations of the Companies or Purchaser's ownership of the Assets or Shares; or (c) violate or conflict with or constitute a default under (or give rise to any right of termination, cancellation or acceleration under), or result in the creation of any lien on the Assets or any of the properties or assets of the Companies pursuant to any material agreement, indenture, mortgage or other instrument to which the Companies or the Shareholder are a party or by which their assets may be bound or affected.

            3.3 Consents. No approval, authorization, consent, order or other action of, or filing with, any governmental authority or administrative agency is required in connection with the execution and delivery by the Companies or the Shareholder of the Transaction Agreements or the consummation of the transactions contemplated thereby. Except as set forth in the Disclosure Schedule, no approval, authorization or consent of any other third party is required in connection with the execution and delivery by the Companies or the Shareholder of the Transaction Agreement and the consummation of the transactions contemplated hereby.

            3.4 Transactions with Affiliates. At the time of the Closing, neither the Shareholder, nor any Affiliate of the Shareholder or of Companies, will have any interest in or will own any property or right used principally in the conduct of the Companies' businesses. The term "Affiliate" shall mean the Shareholder or any other officer, employee, director or shareholder of the Companies; any partner of the foregoing persons; or any member of the immediate family (including brother, sister, descendant, ancestor or in-law) of such persons; or any corporation, partnership, trust or other entity in which any of such persons has a substantial interest or is a director, officer, partner or trustee.

            3.5 Title to Assets. The Asset Seller is the sole and exclusive legal owner of all right, title and interest in and have good and marketable title to all of the Assets, free and clear of liens, claims and encumbrances. The Stock Corporations are the sole and exclusive legal owners of all right, title and interest in and have good and marketable title to all of the assets used in the operation of their business and as reflected on their balance sheets described in Section 3.14 hereof, free and clear of liens, claims and encumbrances.

            3.6 Capitalization. All of the issued and outstanding shares of the capital stock of the Stock Corporations have been duly authorized and validly issued and are fully paid and nonassessable, and (as of the date hereof and the Closing) will be owned of record and beneficially by the Shareholder. There are no outstanding subscription, contract, option, warrant, call or other right obligating either of the Stock Corporations to issue, sell, exchange or otherwise dispose of, or to purchase, redeem or otherwise acquire, shares of, or securities convertible into or exchangeable for, capital stock of either of the Stock Corporations. The Shareholder is the lawful, sole and beneficial owners of the Shares, free and clear of all liens, claims and encumbrances of every kind, and, at the Closing, the Shareholder will convey to Purchaser good and indefeasible title to the Shares.

            3.7           Real Estate.

            (a) Other than the real property (the "Real Property") included in the Excluded Assets, the Companies do not own and have never owned any real property. With respect to the Real Property to be leased to the Purchaser and the Companies' leased real property (collectively, the "Real Estate"), (i) applicable zoning ordinances permit the operation of the Business at the Real Estate; (ii) each of the Companies has all easements and rights, including easements for all utilities, services, roadways and other means of ingress and egress, necessary to operate the Business; (iii) the Real Estate is not located within a flood or lakeshore erosion hazard area; and (iv) neither the whole nor any portion of the Real Estate has been condemned, requisitioned or otherwise taken by any public authority, and no notice of any such condemnation, requisition or taking has been received. No such condemnation, requisition or taking is threatened or contemplated, and there are no pending public improvements which may result in special assessments against or which may otherwise affect the Real Estate.

            (b) The Companies have received no notice of, and have no actual knowledge of, any material violation of any zoning, building, health, fire, water use or similar statute, ordinance, law, regulation or code in connection with the Real Estate.

            (c) The Companies have received no notice of, and have no actual knowledge of, any hazardous or toxic material (as hereinafter defined) existing in any structure located on, or exists on or under the surface of, any of the Real Estate which is, in any case, in material violation of applicable environmental law. For purposes of this Section, "hazardous or toxic material" shall mean waste, substance, materials, smoke, gas or particulate matter designated as hazardous, toxic or dangerous under any environmental law. For purposes of this Section, "environmental law" shall included the Comprehensive Environmental Response Compensation and Liability Act, the Clean Air Act, the Clean Water Act and any other applicable federal, state or local environmental, health or safety law, rule or regulation relating to or imposing liability or standards concerning or in connection with hazardous, toxic or dangerous waste, substance, materials, smoke, gas or particulate matter.

            3.8           Condition of Assets.

            (a) All of the Assets and the assets owned by the Stock Corporations that are not Excluded Assets viewed as a whole and not on an asset by asset basis are in good condition and working order, ordinary wear and tear excepted, and are suitable for the uses for which intended, free from any known defects except such minor defects as do not substantially interfere with the continued use thereof. The fixed assets of the Asset Seller as of the date hereof are set forth on Schedule 1.1(a)(i) and, with respect to the Stock Corporations, on the Disclosure Schedule.

            (b) The accounts receivable of the Companies (that are not Excluded Assets) as set forth on the Companies Balance Sheets (as defined in Section 3.14) and arising since the date thereof are valid and genuine; have arisen solely out of bona fide sales and deliveries of goods, performance of services and other business transactions in the ordinary course of business consistent with past practice; are not subject to valid defenses, set-offs or counterclaims; and at least 70% of which are collectible within 120 days after the Closing Date and 100% of which are collectible by December 31, 1996 at the full recorded amount thereof less (i) the allowance for doubtful accounts and
(ii) amounts due Abbott as such items are reflected on the Companies Balance Sheets.

            (c) Except as described in Section 5.6 hereof, all inventory of the Companies used in the conduct of the Business was acquired and has been maintained in the ordinary course of business; is of good and merchantable quality; consists substantially of a quality, quantity and condition usable, leasable or saleable in the ordinary course of business; is valued at reasonable amounts based on the ordinary course of business of the Companies during the past six months; and is not subject to any write-down or write-off.

            3.9 Governmental Licenses. The Disclosure Schedule lists and accurately describes all licenses, permits, orders, approvals, authorizations and filings issued to the Companies or the Shareholder by a governmental or regulatory authority in connection with the lawful ownership and operation of the Business (the "Governmental Licenses"), except where the failure to hold such Governmental License would not have a material adverse effect on the Companies. The Companies have furnished to Purchaser true and accurate copies of all such Governmental Licenses, and each Governmental License is in full force and effect and is valid under applicable federal, state and local laws. The Companies have not violated any rule or regulation of the U.S. Department of Health and Human Services, the U.S. Health Care Finance Administration, the U.S. Food and Drug Administration, applicable state health care agencies, any provider or intermediary manual, the State Medicaid Manual, and Medicare or Medicaid program instruction or memorandum, the result of which violation is reasonably likely to result in the revocation or termination of any Governmental License or the imposition of any financial penalty or restriction of such a nature as might materially and adversely affect the operation of Companies as now conducted.

            3.10 Taxes. All tax reports and returns required to be filed by or relating to the Companies (including sales, use, income, property, franchise and employment taxes) have been filed with the appropriate federal, state and local governmental agencies. All taxes, penalties, interest, deficiencies, assessments or other charges, including without limitation those that are reflected on such reports and returns, that have been or will be claimed to be due by any taxing authority from the Companies have been or will be paid. There are no examinations or audits pending or unresolved examinations or audit issues with respect to the Companies' federal, state or local tax returns. All additional taxes, if any, assessed as a result of such examinations or audits have been paid. There are no pending claims or proceedings relating to, or asserted for, taxes, penalties, interest, deficiencies or assessments against the Companies. The Companies have delivered to the Purchaser true, accurate and complete copies of all tax returns and filings made by them in the last three years and any related correspondence from the Companies, the Shareholder or applicable taxing authority relating to such returns and filings.

            3.11 Litigation. There is no order of any court, governmental agency or authority and no action, suit, proceeding or investigation, judicial, administrative or otherwise, of which the Companies or the Shareholder have knowledge that is pending or threatened against or affecting the Companies or the Shareholder which, if adversely determined, might materially and adversely affect the business, operations, properties, assets or conditions (financial or otherwise) of the Companies or which challenges the validity or propriety of any of the transactions contemplated by this Agreement.

            3.12          Reports and Governmental Compliance.

            (a) The Companies have duly filed all reports required to be filed by law or applicable rule, regulation, order, writ or decree of any court, governmental commission, body or instrumentality and have made payment of all charges and other payments, if any, shown by such reports to be due and payable.

            (b) The Companies and their officers, directors, agents and employees have not engaged in any activities that are prohibited under 42 U.S.C. Section 1320a-7b, known as the anti-kickback statute, or the regulations promulgated thereunder, or related or similar state or local statutes or regulations.

            (c) The Companies and their officers, directors, agents and employees have not: (i) made or caused to be made a false statement or representation of a material fact in any application for any benefit or payment; (ii) made or caused to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment;
(iii) failed to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another; (iv) knowingly and willfully solicited or received any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind or knowingly and willfully offered or paid such remuneration as an inducement (A) in return for referring an individual to any person or entity for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicare, Medicaid or other government program, or (B) in return for purchasing, leasing or ordering or arranging for or recommending purchasing, leasing or ordering any good, facility, service or item for which payment may be made in whole or in part by Medicare, Medicaid or other government program.

            (d) The Companies and their officers, directors, agents and employees have not engaged in any activities that are prohibited under 42 U.S.C. Section 1395nn, known as the self-referral or Stark statute, or the regulations promulgated thereunder, or related or similar state or local statutes or regulations. The Business currently is conducted in a manner that will not violate 42 U.S.C. Section 1395nn as amended.

            3.13          Employee Benefit Plans; Labor Controversies.

            (a) The Disclosure Schedule sets forth all liabilities of the Companies under ERISA or similar laws with respect to employee benefit plans. There are no labor disputes of a material nature pending between the Companies and any of their employees and there are no known organizational efforts presently being made involving any of such employees. The Companies has complied in all material respects with all laws relating to the employment of labor, including any provisions thereof relating to wages, hours, collective bargaining and the payment of social security and other taxes, and is not liable for any material arrearages of wages or any taxes or penalties for failure to comply with any of the foregoing.

            (b) The Disclosure Schedule sets forth the accrued vacation, sick and personal days or other related obligations owing to or accrued for the benefit of the employees of the Companies and the projected amount of such benefits as of the Closing Date.

            3.14          Financial Statements and Records of the Companies.

            (a) The Companies have delivered to Purchaser true, correct and complete copies of the following financial statements (the "Companies Financial Statements"): (i) the audited consolidated balance sheet of I Care and IV Affiliates (the "Audited Balance Sheet") as of December 31, 1995 and the related audited statements of income, cash flow and stockholders' equity for the year then ended, which financial statements contain a report of Bell and Company, P.A., independent auditors, reporting thereon; (ii) Health Services' audited consolidated balance sheet as of March 31, 1995 and the related audited statements of income, cash flow and stockholders' equity for the year then ended, which financial statements contain a report of Bell and Company, P.A., independent auditors, reporting thereon; and (iii) Health Services' unaudited balance sheet at December 31, 1995 ("Health Services Balance Sheet" and with the Audited Balance Sheet the "Companies Balance Sheet") and related statement of income for the period then ended.

            (b) The Companies Financial Statements, including the notes thereto, present fairly the assets, liabilities and financial position of the Companies as of the dates thereof and the results of operations thereof for the periods then ended and have been prepared from the books and records of the Companies in conformity with generally accept accounting principles consistent with prior periods. The interim unaudited financial statements of Health Services for the period ended December 31, 1995 contain all adjustments, which are solely of a normal, recurring nature, necessary to present fairly the financial position for the period then ended. The books and records of the Companies have been and are being maintained in accordance with good business practice, reflect only valid transactions, are complete and correct in all material respects and present fairly in all material respects the basis for the financial position and results of operations of the Companies set forth in the Companies Financial Statements.

            3.15 Absence of Certain Changes. Since December 31, 1995, the Companies have not (a) suffered any change in their financial condition or results of operations other than changes in the ordinary course of business that, individually or in the aggregate, have not had a material adverse effect on the Companies, (b) acquired or disposed of any asset, or incurred, assumed, guaranteed or endorsed any liability or obligation, or subjected or permitted to be subjected any material amount of assets to any lien, claim or encumbrance of any kind, except in the ordinary course of business or as contemplated by this Agreement, (c) entered into or terminated any Material Contract (as hereinafter defined), or agreed or made any material changes in any Material Contract, other than renewals and extensions thereof in the ordinary course of business, (d) declared, paid or set aside for payment any dividend or distribution with respect to its capital stock, (e) entered into any collective bargaining, employment, consulting, compensation or similar agreement with any person or group or (f) entered into, adopted or amended any employee benefit plan. At all times from the date of this Agreement through the Closing Date, the Companies will, and the Shareholder will cause the Companies to, be operated in the ordinary course of business, except for such changes as are contemplated by this Agreement.

            3.16 Material Undisclosed Liabilities. The Disclosure Schedule sets forth all of the material undisclosed liabilities of the Companies which are known to the Companies, and which are not reflected in the Companies Financial Statements.

            3.17 Contracts and Agreements. The Disclosure Schedule contains a list, complete and accurate in all material respects, of all of the following categories of contracts and agreements to which the Companies are bound at the date hereof:

(i) employee benefit plans, employment, consulting or similar contracts; (ii) contracts that involve remaining aggregate payments by the Companies in excess of $10,000 or which have a term in excess of one year; (iii) insurance policies; (iv) managed care contracts; and (v) other contracts not made in the ordinary course of business (collectively the "Material Contracts"). The Companies are not in default with respect to any of the Material Contracts.

            3.18 Completeness of Disclosure. No representation or warranty by the Companies or the Shareholder in this Agreement nor any certificate, schedule, document or instrument furnished or to be furnished to Purchaser pursuant hereto, or in connection with the negotiation, execution or performance of this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not misleading.

            3.19 Finders and Brokers. Other than Telesis Mergers and Acquisitions, Inc. ("Telesis"), no person has as a result of any agreement or action of the Companies or the Shareholder any valid claim against any of the parties hereto for a brokerage commission, finder's fee or other like payment. The Sellers will pay any fees, expenses, commissions or other liabilities of Telesis arising in connection with the transactions contemplated hereby.

            3.20 Eliminated Assets and Liabilities. As of the Closing Date, (a) the Eliminated Assets will not be owned directly or indirectly by the Stock Corporations and (b) the Eliminated Liabilities will not be owed by either Stock Corporation, nor will either of such Companies be obligated in any manner with respect to any of such liabilities.

4.  REPRESENTATIONS AND WARRANTIES OF PURCHASER.

            Purchaser represents and warrants to the Companies and the Shareholder as follows:

            4.1 Organization and Good Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own and lease its properties and carry on its business as currently conducted.

            4.2 Due Authorization. Purchaser has full power and authority to enter into this Agreement, the Notes, the Employment Agreement and the other documents and agreements contemplated hereby and to carry out its obligations hereunder. The execution and delivery of this Agreement, the Notes, the Employment Agreement and the other documents and agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Purchaser. This Agreement, the Notes, the

Employment Agreement and the other documents and agreements contemplated hereby have been duly executed and delivered by Purchaser and constitute the legal, valid and binding obligation of it, enforceable against it in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally or general equitable principles.

            4.3 Execution and Delivery. The execution and delivery by Purchaser of this Agreement, the Notes, the Employment Agreement and the other documents and agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby will not: (i) conflict with or result in a breach of the Certificate of Incorporation or Bylaws of Purchaser;
(ii) violate any law, statute, rule or regulation or any order, writ, injunction or decree of any court or governmental authority; or (iii) violate or conflict with or constitute a default under (or give rise to any right of termination, cancellation or acceleration under) any indenture, mortgage, lease, contract or other instrument to which Purchaser is a party or by which it is bound or affected.

            4.4 Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by Purchaser directly with the Shareholder, the Companies and Telesis, the Companies' broker. No person has as a result of any agreement or action of Purchaser any valid claim against any of the parties hereto for a brokerage commission, finder's fee or other like payment.

            4.5           Financial Statements and Records of Purchaser.

            (a) Purchaser has delivered to the Companies and the Shareholder true, correct and complete copies of the following financial statements (the "Purchaser Financial Statements"): the audited consolidated balance sheet of Purchaser and its subsidiaries (the "Purchaser Audited Balance Sheet") as of December 31, 1995 and the related audited statements of income, cash flow and stockholders' equity for the year then ended, which financial statements contain a report of Arthur Andersen L.L.P., independent auditors, reporting thereon.

            (b) The Purchaser Financial Statements, including the notes thereto, present fairly the assets, liabilities and financial position of the Purchaser as of the dates thereof and the results of operations thereof for the periods then ended and have been prepared from the books and records of the Purchaser in conformity with generally accept accounting principles consistent with prior periods. The books and records of the Purchaser have been and are being maintained in accordance with good business practice, reflect only valid transactions, are complete and correct in all material respects and present fairly in all material respects the basis for the financial position and results of operations of the Purchaser set forth in the Purchaser Financial Statements.

5.          CERTAIN COVENANTS AND AGREEMENTS

            The Shareholder and the Companies, jointly and severally, covenant and agree that from and after the execution and delivery of this Agreement to and including the Closing Date (and thereafter as reflected below), it shall comply (with respect to each of the Companies), and he shall cause the Companies to comply (with respect to the Shareholder) with the covenants set forth below, and Purchaser covenants and agrees that it shall similarly comply with said covenants to the extent applicable to it.

            5.1 Access. Upon reasonable notice, the Companies and the Shareholder will give to Purchaser and its counsel, accountants and other authorized representatives, full access during reasonable business hours to all of its properties, books, contracts, documents and records and shall furnish Purchaser with all such information concerning their affairs, including existing financial statements, as Purchaser may reasonably request in order that it may have full opportunity to make such reasonable investigations as it shall desire for the purpose of verifying the performance of and compliance with the representations, warranties, covenants and the conditions contained herein or for other purposes reasonably related to the transactions contemplated hereby. Each of the Companies and the Shareholder will take all action necessary to enable Purchaser, its counsel, accountants and other representatives to discuss the affairs, properties, business, operations and records of the Companies at such times and as often as the Purchaser may reasonably request with executives, independent accountants, and counsel of the Companies and the Shareholder. The Companies and the Shareholder acknowledge that Purchaser, at its own expense, may audit the books and records of the Companies, and the Companies and the Shareholder agree to provide such assistance as may be reasonably requested by Purchaser in conducting such audit. In the event that the Closing does not occur and this Agreement is terminated, each of the Shareholder, Companies and Purchaser shall keep in confidence and shall not use or disclose to others all information provided hereunder to the other, except such information as is in the public domain.

            5.2 Best Efforts. Each of the Companies and Purchaser shall take all reasonable action necessary to consummate the transactions contemplated by this Agreement and will use all necessary and reasonable means at its disposal to obtain all necessary consents and approvals of other persons and governmental authorities required to enable it to consummate the transactions contemplated by this Agreement.

            5.3 Public Announcements. Prior to the Closing Date, all notices to third parties and other publicity relating to the transactions contemplated by this Agreement shall be jointly planned and agreed to by the Companies and Purchaser; provided, however that any required public disclosures related to any regulatory or governmental filing or requirement may be made by Purchaser without the Shareholder's or the Companies' consent.

            5.4 Ordinary Course of Business. During the period from the execution and delivery of this Agreement through the Closing Date, the Companies shall (a) conduct their operations in the ordinary course of business consistent with past and current practices, (b) use reasonable best efforts to maintain and preserve intact their goodwill and business relationships, (c) not enter into any agreement which involves the payment by any of the Companies of an aggregate amount exceeding $10,000 or which has a term exceeding one year,
(d) enter into discussions, agreements or commitments with any person other than the Purchaser regarding the purchase or sale of the Companies, or (e) take any action which would cause any representation contained in Article 3 to be untrue as of the Closing Date.

            5.5 Use of Corporate Name. From and after the Closing Date, the Shareholder and the Asset Seller will sign such consents and take such other action as the Purchaser shall reasonably request in order to permit the Purchaser to use the names "I Care", "I Care of Arkansas" and variations thereof. From and after the Closing Date, the Asset Seller will not use such names or any names similar thereto and will accordingly amend its Articles of Incorporation to change its corporate names or dissolve.

            5.6           Abbott Inventory and Equipment.

            (a) The parties acknowledge that Abbott Laboratories, Inc. ("Abbott") owns certain assets used in the operation of the Asset Seller's businesses, including all of their inventory, certain equipment and certain leasehold improvements (all such assets owned by Abbott and used in the operation of the Asset Seller's businesses being referred to herein as the "Abbott Assets.") A listing of the Abbott Assets that is true and correct in all material respects is set forth on or attached to the Disclosure Schedule.

            (b) Prior to the Closing Date, Asset Seller agrees to use its best efforts to consummate the Abbott Purchase and Release (as defined hereinafter) prior to the Closing Date. The "Abbott Purchase and Release" shall mean that transaction or series of transactions between Asset Seller and Abbott whereby (i) Asset Seller purchases from Abbott the Abbott Assets, (ii) any and all liens or other encumbrances of any kind in favor or to the benefit of Abbott with respect to the Abbott Assets or any other property used in the operation of the businesses of the Companies or their successors or assigns are terminated and (iii) any contractual obligations of the Asset Seller, the Shareholder and their successors and assigns owing to Abbott (other than as described in Section 5.9 hereof) are completely released.

            (c) In the event that Asset Seller does not consummate the Abbott Purchase and Release prior to or simultaneously with the Closing, the Purchaser may exercise its termination rights pursuant to Sections 6.8 and 14(c) of this Agreement. In the event that Asset Seller consummates the Abbott Purchase and Release prior to or simultaneously with the Closing, effective as of the Closing Date the Asset Seller hereby agrees to sell, and the Purchaser agrees to buy from the Asset Seller, the Abbott Assets in consideration of $750,000 payable in cash at the Closing.

            5.7 Certain Governmental Filings. The Companies shall make all filings, applications, statements and reports to all governmental agencies or entities which are required to be made prior to the Closing Date by or on their behalf pursuant to any statute, rule or regulation in connection with the transactions contemplated by this Agreement, and copies of all such filings, applications, statements and reports shall be provided to the Purchaser.

            5.8 Lease. At the Closing, the Shareholder and Purchaser will enter into a lease in the form attached hereto as Exhibit D (the "Lease") regarding the lease of the building located in Fort Smith, Arkansas which is an Excluded Asset.

            5.9 Collection of Abbott Receivable. The parties hereto acknowledge that a portion of the amount collected on the Asset Seller's accounts receivable, less the amount of any reserves existing on the Closing Date are owed to Abbott upon collection (the "Abbott Receivable") and that such portion of the accounts receivable are Excluded Assets and will be the property of the Sellers from and after the Closing Date. At or prior to the Closing, the parties will mutually agree on the amount of the Abbott Receivable. In order to efficiently collect the Abbott Receivable, the Asset Seller hereby assigns as of the Closing Date the Abbott Receivable to the Purchaser as its agent for the purposes of collection. From and after the Closing Date, the Purchaser shall use its commercially reasonable best efforts consistent with the Companies' past practices to collect in a timely manner the agreed amount of the Abbott Receivable; provided, however, that the Purchaser's obligation to use its best efforts shall not extend to the institution of litigation, employment of counsel or any other extraordinary means of collection. The Purchaser shall separately account for all amounts collected on the Sellers' behalf and remit to them for the benefit of Abbott such amounts quarterly in arrears, within 30 days after each quarter end, until the agreed amount of the Abbott Receivable is collected.

            5.10 Management Agreement. At the Closing, the Seller and the Purchaser shall enter into a Management Agreement (the "Management Agreement"), on terms mutually acceptable to each such parties regarding the management of certain aspects of the Business following the Closing.

            5.11             Certain Tax Matters.

                          (a) The Purchaser covenants that it will not make a Section 338(h)(10) election with respect to the purchase of the Shares.

                          (b) Shareholder covenants that he will (i) prepare all federal and state income tax returns relating to the business, assets, properties or operations of the Stock Corporations for all periods ending on or before the

            Closing Date, including without limitation (A) fiscal year 1995 (for each Stock Corporation, respectively) and (B) the period that commences on the first day of fiscal year 1996 and ends on the Closing Date (for each Stock Corporation, respectively); and (ii) submit such tax returns to the Purchaser for review no later than 20 days before the appropriate filing deadline.

            5.12 Schedules. Purchaser shall have 10 days from the date hereof to review the Schedules to this Agreement, including the Disclosure Schedule attached hereto as Exhibit C, and any other information provided to Purchaser relating to the Companies, and within such period may reject the Schedules and such information in its sole discretion and terminate this Agreement. If Purchaser does not reject the Schedules or information within such period, the Schedules shall be attached to the Agreement and deemed a part thereof.

6.  CONDITIONS TO PURCHASER'S CLOSING

            All obligations of Purchaser under this Agreement shall be subject to the fulfillment at or prior to the Closing of the following conditions, it being understood that Purchaser may, in its sole discretion, waive any or all of such conditions in whole or in part:

            6.1 Representations, Etc. The Companies and the Shareholder shall have performed in all material respects the covenants and agreements contained in this Agreement that are to be performed by each of them at or prior to the Closing, and the representations and warranties of the Companies and the Shareholder contained in this Agreement shall be true and correct as of the Closing Date with the same effect as though made at each such time (except as contemplated or permitted by this Agreement).

            6.2 Consents. The Companies and the Shareholder will have used their best efforts to obtain all consents and approvals of governmental agencies and from any other third parties (including consents regarding managed care contracts) required to consummate the transactions contemplated by this Agreement, and any such consents shall have been obtained without material cost or other materially adverse consequence to Purchaser and shall be in full force and effect.

            6.3 No Adverse Litigation. No order or preliminary or permanent injunction shall have been entered and no action, suit or other legal or administrative proceeding by any court or governmental authority, agency or other person shall be pending or threatened on the Closing Date which may have the effect of (a) making any of the transactions contemplated hereby illegal,
(b) materially adversely affecting the value of the assets or business of the Companies or (c) making Purchaser liable for the payment of a material amount of damages to any person.

            6.4 Material Adverse Changes. Since December 31, 1995, no material adverse change has occurred in the business, properties, assets, liabilities, results of operations or condition, financial or otherwise, of the Companies.

            6.5 Completion of Due Diligence Review. Purchaser will have completed its due diligence review of the Companies, including their accounting records, major contracts and tax returns, and the results of which shall be satisfactory to Purchaser in its sole discretion.

            6.6 Financing. Purchaser will have obtained financing sufficient to complete the transactions contemplated hereby on such terms as are acceptable to Purchaser in its sole discretion; provided, however, if Purchaser has not terminated this Agreement by the close of business on April 15, 1996, then Purchaser will be deemed to have waived this condition.

            6.7 Closing Deliveries. Purchaser shall have received each of the documents or items required to be delivered to it pursuant to
Section 8.1 hereof.

            6.8 Abbott Purchase and Release. From and after the Closing, there will be no liens or encumbrances of any kind in favor or to the benefit of Abbott on the Abbott Assets or any other property used in the operation of the Companies' businesses and there will not be any contractual obligations owing to Abbott from the Companies, Shareholder, Purchaser, or their successors or assigns (other than as described in Section 5.9 hereof).

7.  CONDITIONS TO THE SHAREHOLDER'S AND THE COMPANIES' CLOSING

            All obligations of the Shareholder and the Companies under this Agreement shall be subject to the fulfillment at or prior to the Closing of the following conditions, it being understood that the Shareholder and the Companies may, in their sole discretion, waive any or all of such conditions in whole or in part:

            7.1           Representations, Etc.   Purchaser shall have
performed in all material respects the covenants and agreements contained in this Agreement that are to be performed by Purchaser at or prior to the Closing, and the representations and warranties of Purchaser contained in this Agreement shall be true and correct as of the Closing Date with the same effect as though made at each such time (except as contemplated or permitted by this Agreement).

            7.2 No Adverse Litigation. No order or preliminary or permanent injunction shall have been entered and no action, suit or other legal or administrative proceeding by any court or governmental authority, agency or other person shall be pending or threatened on the Closing Date which may have the effect of making any of the transactions contemplated hereby illegal.

            7.3 Closing Deliveries. The Shareholder and the Companies shall have received each of the documents or items required to be delivered to them pursuant to Section 8.2 hereof.

            7.4 Termination of Abbott Obligations. From and after the Closing, the Shareholder and the Asset Seller will have no continuing contractual obligations owing to Abbott, other than as provided in Section 5.9 hereof.


8.          DOCUMENTS TO BE DELIVERED AT CLOSING

            8.1 To Purchaser. At the Closing, there shall be delivered to Purchaser:

            (a) The bills of sale, agreements of assignment and similar instruments of transfer of the Assets contemplated herein and the bill of sale related to the Abbott Assets as contemplated hereunder;

            (b) The Shares together with duly executed stock powers, in form satisfactory to Purchaser and its counsel;

            (c)           The Employment Agreement;

            (d) A certificate, signed by the Companies, as to the fulfillment of the conditions set forth in Sections 6.1, 6.2, 6.3, 6.4 and 6.7 hereof;

            (e) Opinion of counsel to the Companies, dated as of the Closing Date, in form reasonably acceptable to Purchaser;

            (f)           A copy of all consents and approvals referred to in
Section 6.2 hereof;

            (g)           The Lease;

            (h)           The Management Agreement;

            (i) The corporate minute books and stock books of the Stock Corporations;

            (j)           Schedule 1.5(c)

            (k) Documentation evidencing the consummation of the Abbott Purchase and Release including evidence of appropriate lien releases as requested by Purchaser.

            (l) Evidence that the Asset Seller's corporate name will be promptly changed after the Closing; and

            (m)           All other items reasonably requested by Purchaser.

            8.2           To Sellers.  At the Closing, there shall be delivered
              to the Asset Seller and the Shareholder:

            (a) The purchase price as contemplated by Section 2.1 hereof, including the Notes;

            (b) A certificate, signed by an executive officer of the Purchaser, as to the fulfillment of the conditions set forth in Sections 7.1 and 7.2 hereof;

            (c) An opinion of Purchaser's counsel, dated the Closing Date, in form reasonably acceptable to the Companies;

            (d)           The Lease;

            (e) An assumption agreement pursuant to which Purchaser shall assume the Assumed Liabilities;

            (f) The amount of $750,000 in cash to the Asset Seller for the Abbott Assets; and

            (g) All other items reasonably requested by the Companies.


9.          SURVIVAL

            All representations, warranties, covenants and agreements made by any party to this Agreement or pursuant hereto shall be deemed to be material and to have been relied upon by the parties hereto and shall survive the Closing for a three year period; provided, however, that any representations, warranties, covenants and agreements relating to tax liabilities and Medicare or Medicaid billings, reports or filings shall survive the Closing for a five year period. The representations and warranties hereunder shall not be affected or diminished by any investigation at any time by or on behalf of the party for whose benefit such representations and warranties were made. All statements contained herein or in any certificate, exhibit, list or other document delivered pursuant hereto or in connection with the transactions contemplated hereby shall be deemed to be representations and warranties.

10.         INDEMNIFICATION OF THE COMPANIES AND THE SELLERS

            Purchaser shall indemnify and hold the Sellers harmless from, against, for and in respect of:

            (a) any and all damages, losses, settlement payments, obligations, liabilities, claims, actions or causes of action and encumbrances suffered, sustained, incurred or required to be paid by the Sellers because of the breach of any written representation, warranty, agreement or covenant of Purchaser contained in or made in connection with this Agreement;

            (b) any and all liabilities, obligations, claims and demands arising out of the ownership and operation of the Assets or Stock Corporations on and after the Closing Date, except to the extent the same arises from a breach of any written representation, warranty, agreement or covenant of the Companies or the Shareholder contained in or made in connection with this Agreement or as otherwise provided in Section 11; and

            (c) all reasonable costs and expenses (including, without limitation, attorneys' fees, interest and penalties) incurred by the Companies or the Shareholder in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters indemnified against in this Section 10.

11.         INDEMNIFICATION OF PURCHASER

            The Sellers, jointly and severally, shall indemnify and hold Purchaser harmless from, against, for and in respect of:

         (a) any and all damages, losses, settlement payments, obligations, liabilities, claims, actions or causes of action and encumbrances suffered, sustained, incurred or required to be paid by Purchaser that result from, relate to or arise out of (A) a breach of any written representation, warranty, agreement or covenant of the Companies or the Shareholder contained in this Agreement or (B) the ownership and operation of the Assets or the Stock Corporations prior to the Closing Date, including but not limited to, claims related to services provided by the Companies pursuant to Medicare, Medicaid and third payors for periods prior to the Closing;

         (b) any product liability or similar claims for injury to person or property arising in connection with the Companies' operations made prior to the Closing Date, including without limitation any claim related thereto seeking recovery for consequential damage, lost revenue or income;

         (c) any product liability or similar claims for injury to person or property, regardless when made or asserted, that arise out of or are based upon the negligence or willful misconduct of the Companies or their employees and agents in connection with any service performed (including maintenance services) on or prior to the Closing, including without limitation any claim related thereto seeking recovery for consequential damage, lost revenue or income;

         (d) any claims, regardless when made or asserted, which arise out of or are based upon any express or implied representation, warranty, agreement or guarantee made by the Companies or alleged to have been made by the Companies or their employees and agents;

         (e) any federal, state or local income or other tax (i) payable with respect to the business, assets, properties or operations of the Companies or the Shareholder or any member of any affiliated group of which any of such parties is a member for any period prior to the Closing Date or (ii) incident to or arising as a consequence of the negotiation or consummation by the Companies or the Shareholder or any member of any affiliated group of which any of them is a member of this Agreement and the transactions contemplated hereby;

         (f) any liability or obligation under or in connection with the Excluded Assets, the Eliminated Assets, the Excluded Liabilities or the Eliminated Liabilities, including without limitation any liability or obligation arising out of any litigation pending against any of the Companies or Shareholder as of the Closing Date;

         (g) any liability or obligation arising prior to or as a result of the Closing to any employees, agents or independent contractors of the Companies, whether or not employed by Purchaser after the Closing or under any benefit arrangement with respect thereto; and

         (h) all reasonable costs and expenses (including, without limitation, attorneys' fees, interest and penalties) incurred by Purchaser in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters indemnified against in this Section 11.

         Notwithstanding the foregoing, Purchaser shall not be entitled to make any claims pursuant to this Section 11 unless the aggregate cumulative liability of the Sellers exceeds $25,000; provided further, if Purchaser does incur such liability, the Sellers shall be liable for the entire amount such liability. In addition, the Sellers will not be liable for claims in excess of $5,000,000 in the aggregate.


12.      GENERAL RULES REGARDING INDEMNIFICATION

         (a) The obligations and liabilities of each indemnifying party hereunder with respect to claims resulting from the assertion of liability by the other party or indemnified third parties shall be subject to the following terms and conditions:

                   (i) the indemnified party shall give prompt written notice (which in no event shall exceed 10 days from the date on which the indemnified party first became aware of such claim or assertion) to the indemnifying party of any claim which might give rise to a claim by the indemnified party against the indemnifying party based on the indemnity agreements contained in Section 10 or 11 hereof, stating the nature and basis of said claims and the amounts thereof, to the extent known;

                   (ii) if any action, suit or proceeding is brought against the indemnified party with respect to which the indemnifying party may have liability under the indemnity agreements contained in Section 10 or 11 hereof, the action, suit or proceeding shall, upon the written acknowledgement by the indemnifying party that is obligated to indemnify under such indemnity agreement, be defended (including all proceedings on appeal or for review which counsel for the indemnified party shall deem appropriate) by the indemnifying party. The indemnified party shall have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be at the indemnified party's own expense unless the employment of such counsel and the payment of such fees and expenses both shall have been specifically authorized in writing by the indemnifying party in connection with the defense of such action, suit or proceeding, in which event the indemnifying party shall not have the right to direct the defense of such action, suit or proceeding on behalf of the indemnified party. The indemnified party shall be kept fully informed of such action, suit or proceeding at all stages thereof whether or not it is represented by separate counsel.

                   (iii) The indemnified party shall make available to the indemnifying party and its attorneys and accountants all books and records of the indemnified party relating to such proceedings or litigation and the parties hereto agree to render to each other such assistance as they may reasonably require of each other in order to ensure the proper and adequate defense of any such action, suit or proceeding.

                   (iv) The indemnified party shall not make any settlement of any claims without the written consent of the indemnifying party, which consent shall not be unreasonably withheld or delayed.

                   (v) If any claims are made by third parties against an indemnified party for which an indemnifying party would be liable, and it appears likely that such claims might also be covered by the indemnified party's insurance policies, the indemnified party shall make a timely claim under such policies and to the extent that such party obtains any recovery from such insurance, such recovery shall be offset against any sums due from an indemnifying party (or shall be repaid by the indemnified party to the extent that an indemnifying party has already paid any such amounts). If the indemnified party files a claim under any insurance policy, the indemnified party shall waive its rights of subrogation against the indemnifying party with respect to such claim and shall use its reasonable best efforts to cause the insurer to waive its rights of subrogation against the indemnifying party. The parties acknowledge, however, that if an indemnified party is self-insured as to any matters, either directly or through an insurer which assesses retroactive premiums based on loss experience, then to the extent that the indemnified party bears the economic burden of any claims through self-insurance or retroactive premiums or insurance ratings, the indemnifying party's obligation shall only be reduced by any insurance recovery in excess of the amount paid or to be paid by the indemnified party in insurance premiums.

                   (vi)   Unless the Sellers satisfy in full an
         indemnification claim payable by them hereunder (the "Claim Amount") in cash or other consideration acceptable to the Purchaser including, without limitation, by means of offset pursuant to a Direction to Offset delivered in accordance with subsection (b) below, Purchaser will be entitled to offset against amounts payable under the Notes whereupon the monthly payments thereunder will be reduced, and shall so advise the Sellers in writing of such intent to offset (the date of which such writing is sent by the Purchaser being referred to as the "Offset Notice Date"), the unpaid balance of the Claim Amount.

         (b) The Sellers may, in their sole discretion, elect to satisfy all or any portion of a Claim Amount, subject to the provisions in this subsection (b), by delivering a written notice to Purchaser (a "Direction to Offset") directing it to offset the unpaid balance of such Claim Amount against amounts payable under the Notes issued pursuant to Section 2.1 hereof in the manner provided in Section 12(a)(vi) above, provided that "Offset Notice Date" shall be the date on which the applicable Direction to Offset is sent by the Sellers to Purchaser; provided further, that if the aggregate unpaid balance of the Notes is less than the Claim Amount, the Sellers shall remain liable for the unsatisfied portion of the Claim Amount.

         (c) Except as herein expressly provided, the remedies provided in Sections 10 through 12 hereof shall be cumulative and shall not preclude assertion by any party of any other rights or the seeking of any other rights or remedies against any other party hereto.

13.      FAILURE TO CLOSE BECAUSE OF DEFAULT

         In the event that the Closing is not consummated by virtue of a material default made by a party in the observance or in the due and timely performance of any of its covenants or agreements herein contained ("Default"), the parties shall have and retain all of the rights afforded them at law or in equity by reason of that Default. In addition, the Companies, the Shareholder and Purchaser acknowledge that the Assets and the transactions contemplated hereby are unique, that a failure by the Companies, the Shareholder or Purchaser to complete such transactions will cause irreparable injury to the other, and that actual damages for any such failure may be difficult to ascertain and may be inadequate. Consequently, Purchaser, the Companies and the Shareholder agree that each shall be entitled, in the event of a Default by the other, to specific performance of any of the provisions of this Agreement in addition to any other legal or equitable remedies to which the non-defaulting party may otherwise be entitled.

14.      TERMINATION RIGHTS

         14.1 General. This Agreement may be terminated by either Purchaser or the Companies, if either such party is not then in Default, upon written notice to the other upon the occurrence of any of the following:

         (a)       If the Closing has not occurred on or before June 3, 1996;

         (b) If the Companies and the Shareholder, on the one hand, or the Purchaser, on the other, Defaults and such Default has not been cured within 10 days of written notice of such Default by the other party;

         (c) Subject to the provisions of Sections 6 and 7 hereof, by the Companies and the Shareholder or Purchaser if on the Closing Date any of the conditions precedent to the obligations of the Companies and the Shareholder or Purchaser, respectively, set forth in this Agreement have not been satisfied or waived by such party; or

         (d)       By mutual consent of the Companies and Purchaser.


15.      MISCELLANEOUS PROVISIONS

         15.1      Expenses.   The Purchaser shall pay the fees and expenses
incurred by it in connection with the transactions contemplated by this Agreement and the Companies and the Shareholder shall pay the fees and expenses incurred by them in connection with the transactions contemplated by this Agreement. If any action is brought for breach of this Agreement or to enforce any provision of this Agreement, the prevailing party shall be entitled to recover court costs, arbitration expenses and reasonable attorneys' fees.

         15.2 Amendment. This Agreement may be amended at any time but only by an instrument in writing signed by the parties hereto.

         15.3 Notices. Any notice, consent, demand, request, approval or other communication to be given hereunder by any party to another shall be deemed to have been duly given if given in writing and personally delivered or sent by overnight delivery service, telegram, facsimile transmission, telex or United States mail, registered or certified, postage prepaid, with return receipt requested, to the address set forth on the signature page hereto. Notice so given shall, in the case of notice so given by mail, be deemed to be given and received on the fourth calendar day after posting, in the case of notice so given by overnight delivery service, on the date of actual delivery and, in the case of notice so given by telegram, facsimile transmission, telex or personal delivery, on the date of actual transmission or, as the case may be, personal delivery.

         15.4 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the others; provided, however, that Purchaser may assign its rights under this Agreement to any of its wholly owned subsidiaries. If Purchaser so assigns its rights to a subsidiary, Purchaser agrees to execute a guaranty in a form reasonably satisfactory to the Companies and the Shareholder guaranteeing the obligations of such subsidiary.

         15.5 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         15.6 Headings. The headings of the Sections of this Agreement are inserted for convenience only and shall not constitute a part hereof.

         15.7 Entire Agreement. This Agreement and the documents referred to herein contain the entire understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, warranties, conveyances or undertakings other than those expressly set forth herein. This Agreement supersedes any prior agreements and understandings between the parties with respect to the subject matter.

         15.8 Waiver. No attempted waiver of compliance with any provision or condition hereof, or consent pursuant to this Agreement, will be effective unless evidenced by an instrument in writing by the party against whom the enforcement of any such waiver or consent is sought.

         15.9 Governing Law; Venue . This Agreement shall be governed by and construed in accordance with the laws of the State of Texas. The parties acknowledge that this Agreement is performable in Dallas County, Texas. If any action is brought to enforce or interpret this Agreement, venue for such action will be in Dallas County, Texas.

         15.10 Intended Beneficiaries. The rights and obligations contained in this Agreement are hereby declared by the parties hereto to have been provided expressly for the exclusive benefit of such entities as set forth herein and shall not benefit, and do not benefit, any unrelated third parties.

         15.11 Mutual Contribution. The parties to this Agreement and their counsel have mutually contributed to its drafting. Consequently, no provision of this Agreement shall be construed against any party on the ground that such party drafted the provision or caused it to be drafted or the provision contains a covenant of such party.

         15.12 Purchaser's Acknowledgments. Purchaser realizes that the Shares are not and will not be registered under the Securities Act of 1933 or under any applicable state securities law. Purchaser is purchasing the Shares for Purchaser's own account and not with a view to resell the Shares.

         15.13 Assertion of Claims against the Stock Corporations. In any proceeding by the Purchaser to assert or prosecute any claims under, or to otherwise enforce, this Agreement, the Sellers agree that they shall not assert as a defense or bar to recover, and hereby waive any right to so assert such defense or bar such recovery, that (a) prior to Closing, the Stock Corporations shall have had knowledge of the circumstances giving rise to the claim being pursued; (b) prior to Closing, the Stock Corporations engaged in conduct or took action that caused or brought about the circumstances giving rise to the claim, or otherwise contributed thereto; or (c) the Sellers have a right of contribution from the Stock Corporations to the extent that there is any recovery against them.


                           (Signature Page to Follow)

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                        HEALTHCOR HOLDINGS, INC.


                                        By: /s/ S. Wayne Bazzle
                                            ----------------------------------
                                            S. Wayne Bazzle, Chief Executive
                                            Officer

                                               ADDRESS:  5720 LBJ Freeway
                                                         Suite 550
                                                         Dallas, Texas  75240

                                        I CARE OF ARKANSAS, INC.


                                        By: /s/ Gene Graves
                                            ----------------------------------
                                            Gene Graves, President

                                        I CARE, INC.


                                        By: /s/ Gene Graves
                                            ----------------------------------
                                            Gene Graves, President

                                        I CARE HOME I.V. AFFILIATES, INC.


                                        By: /s/ Gene Graves
                                            ----------------------------------
                                            Gene Graves, President


                                        /s/ Gene Graves
                                        --------------------------------------
                                        Gene Graves

                                        ADDRESS FOR COMPANIES AND SHAREHOLDER:

                                                       3227 McKinney Drive
                                                       Dallas, Texas 75204

                                                 EXHIBIT A TO PURCHASE AGREEMENT

           EMPLOYMENT, CONFIDENTIALITY AND NON-COMPETITION AGREEMENT

         THIS EMPLOYMENT, CONFIDENTIALITY AND NON-COMPETITION AGREEMENT, dated as of May 1, 1996 (this "Agreement"), is by and among HealthCor Holdings, Inc., a Delaware corporation ("Employer"), and Gene Graves ("Employee").

                              W I T N E S S E T H:

         WHEREAS, pursuant to that certain Purchase Agreement, dated as of April 15, 1996 (the "Acquisition Agreement"), Employer purchased certain of the assets (the "Assets") of I Care of Arkansas, Inc. ("Arkansas") and purchased all of the issued and outstanding shares (the "Shares") of capital stock of each of I Care, Inc., d/b/a I Care Health Services, Inc. ("Health Services"), and I Care Home I.V. Affiliates, Inc. ("IV Affiliates" and with Arkansas and Health Services the "Companies"); and

         WHEREAS, immediately prior to the purchase of the Assets and Shares by Employer, Employee was an officer, director and employee and the sole shareholder of the Companies; and

         WHEREAS, in order to induce Employer to purchase the Assets and the Shares, Employee has agreed to enter into this Agreement and Employee acknowledges that he will economically benefit from the transactions contemplated by the Acquisition Agreement; and

         WHEREAS, the execution of this Agreement is a condition precedent to the closing of the transactions contemplated by the Acquisition Agreement; and

         WHEREAS, Employer would not consummate the transactions contemplated by the Acquisition Agreement absent the execution by Employee of this Agreement; and

         WHEREAS, the Employer and its Affiliates (the term "Affiliates" shall include any person or entity that directly or indirectly controls, is controlled by, or is under the control of Employer) through the acquisition of the Companies and through existing operations are engaged in the business of providing a wide range of services and products in the home health industry, including but not limited to, home nursing, IV and other therapy services, hospice services, primary home care and the sale and lease of products used in the home health industry (collectively, the "Business"); and

         WHEREAS, the Employer and its Affiliates would suffer damages, including the loss of profits, if Employee solicited any of its customers or employees; and

         WHEREAS, Employee recognizes and agrees that the covenants made by him herein are essential to the ability of Employer to retain the goodwill owned by the Companies that are being acquired by it;

         NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants set forth below, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, covenant and agree as follows:

         1. Compensation and Employment. Employee agrees to be employed by Employer, and Employer agrees to so employ Employee, on the terms and conditions set forth below. Employer shall pay to Employee, and Employee agrees to accept as full consideration for his employment, $200,000 per year, payable in accordance with Employer's normal payroll procedures and subject to all appropriate withholdings.

         Employee shall be entitled to such fringe benefits that are consistent with Employee's status as an executive of Employer as determined by the Board of Directors of Employer, including the use of an Employer owned automobile, gasoline, maintenance and country club dues consistent with the Companies' past practices. Employee agrees during the term of his employment to devote his full business time and his best efforts, skills and abilities exclusively to the performance of his duties as stated in this Agreement and to the furtherance of Employer's business.

         Employee's job title shall be the President of I Care (Employer's Arkansas Division) and his duties shall include managing the business and operations of Employer's I Care Division, and performing such other similar services for Employer or as may be directed from time to time by the Chief Executive Officer of Employer.

         Employee shall also use his best efforts to preserve the business of Employer and the good will of all employees, customers, suppliers and other persons having business relations with Employer.

         2. Term. The employment of Employee shall begin on the date of this Agreement and shall continue until the earliest of (i) December 31, 1999;
(ii) the date Employer terminates it for just cause; or (iii) the death of Employee.

         For purposes of this Section 2, "just cause" for termination shall include: (a) the failure or inability for any reason of Employee to devote such time as necessary to fulfill his duties regarding Employer's business as provided hereunder, (b) the failure of Employee to diligently or effectively perform his duties under this Agreement, (c) the commission by Employee of a felony or an act involving moral turpitude or the commission by Employee of an act or the suffering by Employee of any occurrence or state of facts, which renders Employee incapable of performing his duties under this Agreement, or adversely affects or could reasonably be expected to adversely affect Employer's business reputation, (d) any breach by Employee of any of the terms of, or the failure to perform any covenant contained in, this Agreement, (e) the violation by Employee of instructions or policies established by Employer with respect to the operation of its business and affairs or Employee's failure to carry out the reasonable instructions of the Chief Executive Officer of Employer, or (f) the commission by

Employee of any action or the existence of any state of facts which would legally justify an employer in terminating a contract of employment.

         Unless otherwise indicated herein, the provisions of Sections 3, 4 and 5 shall survive any termination of Employee's employment under this Agreement. In the event of the termination of Employee's employment prior to the completion of the initial term of employment, Employee shall be entitled only to the compensation earned by him as of the date of termination.

         3. Nondisclosure Agreement. Employee, during the term of employment under this Agreement and as an employee and shareholder of the Companies, has had and will have access to and become familiar with various trade secrets and proprietary and confidential information consisting of, but not limited to, processes, computer programs, compilations of information, records, sales procedures, customer requirements, pricing techniques, customer lists, methods of doing business and other confidential information (collectively referred to as the "Trade Secrets"), that are owned by Employer, the Companies or their Affiliates and regularly used in the operation of the Business, but in connection with which Employer takes precautions to prevent dissemination to persons other than certain directors, officers and employees. Employee acknowledges and agrees that the Trade Secrets (1) are secret and not known in the industry; (2) are entrusted to Employee after being informed of their confidential and secret status by Employer and because of the fiduciary position occupied by Employee with Employer; (3) have been developed by Employer for and on behalf of Employer through substantial expenditures of time, effort and money and are used in its business; (4) give Employer an advantage over competitors who do not know or use the Trade Secrets; (5) are of such value and nature as to make it reasonable and necessary to protect and preserve the confidentiality and secrecy of the Trade Secrets; (6) the Trade Secrets are valuable, special and unique assets of Employer and its Affiliates the disclosure of which could cause substantial injury and loss of profits and good will to Employer and its Affiliates; and (7) with respect to the Trade Secrets relating to the Companies as of the date hereof, are valuable assets being acquired by Employer in connection with the Acquisition Agreement. Employee shall not use in any way or disclose any of the Trade Secrets, directly or indirectly, either during the term of this Agreement or at any time thereafter, except as required in the course of his employment under this Agreement. All files, records, documents, information, data and similar items relating to the business of Employer or its Affiliates whether prepared by Employee or otherwise coming into his possession, shall remain the exclusive property of Employer or its Affiliates and shall not be removed from the premises of Employer or its Affiliates under any circumstances without the prior written consent of the Chief Executive Officer of Employer (except in the ordinary course of business during Employee's period of active employment under this Agreement), and in any event shall be promptly delivered to Employer upon termination of this Agreement. Employee agrees that upon his receipt of any subpoena, process or other request to produce or divulge, directly or indirectly, any Trade Secrets to any entity, agency, tribunal or person, Employee shall timely notify and promptly hand deliver a copy of the subpoena, process or other request to the Chief Executive Officer of Employer. For this purpose, Employee irrevocably nominates and appoints Employer (including any attorney retained by Employer), as his true and lawful attorney-in-fact, to act in Employee's name, place and stead to perform any act that Employee might perform to defend and protect against any disclosure of any Trade Secrets.

         4. Non-Competition Agreement. Employee acknowledges and agrees that the training he will receive, the experience he will gain while employed and the information he will acquire regarding the Trade Secrets will enable his to injure Employer if he should compete with Employer in a business that is competitive with the business conducted or to be conducted by Employer. In addition, Employer has acquired the Trade Secret and the good will of the Companies as a result of the transactions described in the Acquisition Agreement, and Employer would not have consummated such transactions without Employee executing a non-competition agreement. For these reasons, Employee hereby agrees as follows:

                 (a) Without the prior written consent of Employer, Employee shall not, during the period of employment with Employer, directly or indirectly, either as an individual, a partner or a joint venturer, or in any other capacity, (i) invest (other than investments in publicly owned companies which constitute not more than 1% of the voting securities of any such company) or engage in any business that is competitive with the Business, (ii) accept employment with or render services to a competitor of Employer as a director, officer, agent, employee or consultant, (iii) contact, solicit or attempt to solicit or accept business from any (A) customers of Employer, the Companies or their Affiliates or (B) person or entity whose business Employer or its Affiliates are soliciting, (iv) contact, solicit or attempt to solicit or accept or direct business that is competitive with the Business during Employee's employment under this Agreement from any of the customers of Employer or its Affiliates, or (v) take any action inconsistent with the fiduciary relationship of an employee to his employer.

                 (b) For a period of five years after the date hereof, Employee shall not, directly or indirectly, either as an individual, a partner or a joint venturer, or in any other capacity, in the Restricted Area (as defined herein) (i) invest (other than investments in publicly owned companies which constitute not more than 1% of the voting securities of any such company) or engage in any business that is competitive with the Business, (ii) accept employment with or render services to a competitor of Employer or its Affiliates as a director, officer, agent, employee or consultant, or (iii) contact, solicit or attempt to solicit or accept business from any (A) customer of Employer, the Companies or their Affiliates or (B) person or entity whose the Employer or its Affiliates are soliciting. For the purposes of this Agreement, the "Restricted Area" shall mean following areas: (1) the State of Arkansas and (2) a 75- mile radius of Texarkana, Texas. As used herein, a "competitor" specifically includes persons, firms, sole proprietorships, partnerships, companies, corporations or other entities that market products and/or perform services in direct or indirect competition with the Business within the Restricted Area.

         5. Nonemployment Agreement. For a period of five years after the termination or cessation of his employment with Employer for any reason whatsoever, Employee shall not, on his own behalf or on behalf of any other person, partnership, association, corporation or other entity, hire or solicit or in any manner attempt to influence or induce any employee of Employer or its Affiliates to leave the employment of Employer or its Affiliates nor shall he use or disclose to any person, partnership, association, corporation or other entity any information obtained while an employee of Employer concerning the names and addresses of Employer's employees.

         6. Severability. The parties hereto intend all provisions of Sections 4 and 5 hereof to be enforced to the fullest extent permitted by law. Accordingly, should a court of competent jurisdiction determine that the scope of any provision of Sections 4 and 5 hereof is too broad to be enforced as written, the parties intend that the court reform the provision to such narrower scope as it determines to be reasonable and enforceable. In addition, however, Employee agrees that the non-competition agreements, nondisclosure agreements and nonemployment agreements set forth above each constitute separate agreements independently supported by good and adequate consideration and shall be severable from the other provisions of, and shall survive, this Agreement. The existence of any claim or cause of action of Employee against Employer, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Employer of the covenants and agreements of Employee contained in the non-competition, nondisclosure or nonemployment agreements. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement, a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

         7. Inventions. Employee shall promptly disclose, grant and assign to Employer for its sole use and benefit any and all inventions, improvements, technical information and suggestions relating in any way to the products and services of Employer or its Affiliates or capable of beneficial use by Employer or its Affiliates which Employee has in the past conceived, developed or acquired, or may conceive, develop or acquire during the term hereof (whether or not during usual working hours), together with all patent applications, letters patent, copyrights and reissues thereof that may at any time be granted for or upon any such invention, improvement or technical information. In connection therewith, Employee shall promptly at all times during and after the term hereof:

         (a) Execute and deliver such applications, assignments, descriptions and other instruments as may be necessary or proper in the opinion of Employer to vest title to such inventions, improvements, technical information, patent applications and patents or reissues thereof in Employer and to enable it to obtain and maintain the entire right and title thereto throughout the world.

         (b) Render to Employer, at its expense, all such assistance as it may require in the prosecution of applications for said patents or reissues thereof, in the prosecution or defense of interferences which may be declared involving any said application or patents, and in any litigation in which Employer may be involved relating to any such patents, inventions, improvements or technical information.

         8. Affiliates. Employee will use his best efforts to ensure that no relative of his or corporation of which he is an officer, director or shareholder, or other affiliate of him, shall take any action that Employee could not take without violating any provision of this Agreement.

         9. Remedies. Employee recognizes and acknowledges that the ascertainment of damages in the event of his breach of any provision of this Agreement would be difficult, and Employee agrees that Employer, in addition to all other remedies it may have, shall have the right to injunctive relief if there is such a breach.

         10. Acknowledgements. Employee acknowledges and recognizes that the enforcement of any of the non-competition provisions in this Agreement by Employer will not interfere with Employee's ability to pursue a proper livelihood. Employee further represents that he is capable of pursuing a career in other industries to earn a proper livelihood. Employee recognizes and agrees that the enforcement of this Agreement is necessary to ensure the preservation and continuity of the business and good will of Employer. Employee agrees that due to the nature of Employer's business, the non-competition restrictions set forth in this Agreement are reasonable as to time and geographic area. At any time during the five years commencing on the date hereof, Employer may request Employee to supply such information as Employer deems necessary to ascertain whether or not Employee has complied with, or has violated, the restrictive covenants of Sections 3, 4, and 5 hereof. Any such request for information will be sent to Employee by certified mail, return receipt requested, addressed to Employee's last known address. Employee shall furnish the requested information to Employer within 10 days following the receipt of such request.

         11. Notices. Any notice, consent, demand, request, approval or other communication to be given hereunder by any party to another shall be deemed to have been duly given if given in writing and personally delivered or sent by overnight delivery service, telegram, facsimile transmission, telex or United States mail, registered or certified, postage prepaid, with return receipt requested, to the following addresses:


         If to Employer:                   HealthCor Holdings, Inc.
                                           5720 LBJ Freeway
                                           Dallas, Texas   75240
                                           Attention: S. Wayne Bazzle



         If to Employee:                   Gene Graves
                                           3227 McKinney Avenue
                                           Dallas, Texas 75204

Notice so given shall, in the case of notice so given by mail, be deemed to be given and received on the fourth calendar day after posting, in the case of notice so given by overnight delivery service, on the date of actual delivery and, in the case of notice so given by telegram, facsimile transmission, telex or personal delivery, on the date of actual transmission or, as the case may be, personal delivery.

         12. Entire Agreement. This Agreement supersedes any and all other agreements, either oral or written, between the parties hereto with respect to the subject matter hereof and contains all of the covenants and agreements between the parties with respect thereto.

         13. Modification. No change or modification of this Agreement shall be valid or binding upon the parties hereto, nor shall any waiver of any term or condition in the future be so binding, unless such change or modification or waiver shall be in writing and signed by the parties hereto.

         14. Governing Law and Venue. The parties acknowledge and agree that this Agreement and the obligations and undertakings of the parties hereunder will be performable in Little Rock, Arkansas. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas. If any action is brought to enforce or interpret this Agreement, venue for such action shall be in Little Rock, Arkansas.

         15. Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one document.

         16. Costs. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which he or it may be entitled.

         17. Estate. If Employee dies prior to the expiration of the term of employment, any monies that may be due him from Employer under this Agreement as of the date of his death shall be paid to his estate.

         18. Assignment. Employer shall have the right to assign this Agreement to its affiliates, successors or assigns. The terms "successors" and "assigns" shall include any person, corporation, partnership or other entity that buys all or substantially all of Employer's assets or all of its stock, or with which Employer merges or consolidates. The rights, duties and benefits to Employee hereunder are personal to him, and no such right or benefit may be assigned by him.

         19. Binding Effect. This Agreement shall be binding upon the parties hereto, together with their respective executors, administrators, successors, personal representatives, heirs and assigns.

         20. Waiver of Breach. The waiver by Employer of a breach of any provisions of this Agreement by Employee shall not operate or be construed as a waiver of any subsequent breach by Employee.

         21. Intended Beneficiaries. The rights and obligations contained in this Agreement are hereby declared by the parties hereto to have been provided expressly for the exclusive benefit of such entities as set forth herein and shall not benefit, and do not benefit, any unrelated third parties.

         22. Mutual Contribution. The parties to this Agreement and their counsel have mutually contributed to its drafting. Consequently, no provision of this Agreement shall be construed against any party on the ground that such party drafted the provision or caused it to be drafted or the provision contains a covenant of such party.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                             EMPLOYEE:




                                             /s/ Gene Graves
                                             ----------------------------------
                                             Gene Graves


                                             EMPLOYER:


                                             HEALTHCOR HOLDINGS, INC.


                                             By: /s/ S. Wayne Bazzle
                                                 ------------------------------
                                                  S. Wayne Bazzle
                                                  Chief Executive Officer

                                                 EXHIBIT B TO PURCHASE AGREEMENT

                                PROMISSORY NOTE

May 1, 1996                                                          $1,000,000

         HealthCor Holdings, Inc. (the "Maker"), for value received, hereby promises to pay to I Care of Arkansas, Inc. (the "holder"), in connection with that certain Purchase Agreement (the "Purchase Agreement"), dated as of April 15, 1996 and by and among the holder, the sole stockholder of the holder and Maker, the principal balance of $1,000,000 together with interest as provided for herein, at the times specified herein. The outstanding principal amount of this Note shall bear interest from the date hereof until the due date at a rate equal to 8% per annum.

         1.      Payment of Principal and Interest.

                 (a) Principal and Interest Payments. Subject to the provisions of Section 6 hereof, this Note will be paid to the holder in monthly payments of principal and interest of $31,336.37 payable on the first day of each month commencing on June 1, 1996 and will continue until May 1, 1999, when the entire principal amount of this Note and all interest accrued thereon shall be paid in full.

                 (b) Method of Payment. This Note shall be payable at or to such other address as the holder may notify the Maker in writing in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts. Except as otherwise provided herein, all sums of past-due principal and accrued interest shall bear interest at the maximum rate of interest permitted by applicable law.

         2. Prepayment. The Maker may at any time prepay all or any part of the outstanding principal amount of this Note. Prepayments shall be deemed to apply first against accrued and unpaid interest and then to unpaid principal.

         3. Events of Default. Should any of the following events occur (an "Event of Default"), the Maker shall be in default hereunder:

                 (a) If a payment of principal of, or interest accrued on, this Note is not paid when the same becomes due; provided, however, an Event of Default shall not have occurred until the expiration of a five-day period commencing on the date written notice is delivered to the Maker of such non-payment;

                 (b) If the Maker shall voluntarily suspend the transaction of its business or if the Maker shall make a general assignment for the benefit of creditors; or if the Maker shall be adjudicated a bankrupt, or shall file a voluntary petition in bankruptcy or for a reorganization or to effect a plan or other arrangement with its creditors, or if the Maker shall file an answer to a creditor's petition or other petition against it (admitting the material allegations thereof) for an adjudication in bankruptcy or for a reorganization; or if the Maker shall apply for or permit the appointment of a receiver, trustee or custodian for any substantial portion of its properties or assets; or if any order shall be entered by any court approving an involuntary petition seeking reorganization; or if a receiver, trustee or custodian shall be appointed for it or for any substantial portion of its property or assets; or if bankruptcy, reorganization or liquidation proceedings are instituted against it and remain undismissed for 60 days.

         4.      Acceleration of Indebtedness.

                 (a) Upon the occurrence of an Event of Default, the entire unpaid principal amount, together with any interest accrued thereon, of this Note shall be due and payable in full at the option of the holder.

                 (b) The Maker and each surety, guarantor, endorser and other party ever liable for payment of any sums of money payable on this Note, jointly and severally expressly waive all notices, demands for payment, presentations for payment, notices of intention to accelerate maturity, notices of acceleration of maturity, protest and notice of protest, and any other notices of any kind as to this Note and as to each, every and all installments or part payments thereof, and consents that the payee or other holder of this Note may at any time and from time to time, upon request of or by agreement with the Maker, extend the date of maturity hereof or change the time or method of payments hereof without notice to any of the other makers, sureties or endorsers, who shall remain bound for the payment hereof. The holder shall have the right to deal in any way, at any time, with one or more of the foregoing parties without notice to any other party, and to grant any party any extensions of time for payment of any said indebtedness, or to grant any other indulgences or forebearances whatsoever, without notice to any other party and without in any way affecting the personal liability of any party hereunder.

         5. Collection Fees. If an Event of Default occurs and this Note is placed in the hands of an attorney for collection (whether or not suit is filed), or if this Note is collected by suit or legal proceedings or through bankruptcy proceedings, the Maker agrees to pay in addition to all sums then due hereon, including principal and interest, all reasonable expenses of collection including reasonable attorneys' fees.

         6. Terms of Purchase Agreement. This Note is made subject to the terms and conditions contained in the Purchase Agreement, including but not limited to Sections 2.5 and 12 relating to certain offset rights in favor of Maker. The amount of the monthly payments set forth in Section 1(a) shall be appropriately adjusted in the event of any adjustment in the principal amount of this Note as a result of the events described in the preceding sentence.

         7. Amendments and Waivers. This Note may be amended by written agreement of the Maker and the holder. No waiver of the provisions hereof shall be effective unless agreed to in writing by the party against whom such waiver is asserted.

         8. Notice. All notices to the Maker required or permitted by this Note shall be sufficient if given in writing and executed by the holder of this Note. All such notices of the Maker shall be delivered by registered or certified mail, return receipt requested, or personally delivered, to the Maker at its principal place of business on the date of the execution of this Note as set forth under its signature hereto, or such other address as the Maker may designate by written notice to the holder of this Note.

         9. Governing Law; Venue. This Note shall be deemed to be a contract made under the laws of the State of Texas, and for all purposes shall be governed by and construed in accordance with the laws of the State of Texas, exclusive of any such law under which the law of any other jurisdiction would apply. The parties hereto agree that venue of any action pertaining to this Note shall lie in Little Rock, Arkansas.

         10. Binding Effect. This Note and all the covenants, promises and agreements contained herein shall be binding upon and inure to the benefit of the respective legal and personal representatives, devisees, heirs, successors and permitted assigns of Maker and holder hereof.


THIS WRITTEN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

         IN WITNESS WHEREOF, the Maker has caused this Note to be duly executed as of May 1, 1996.



                                     HEALTHCOR HOLDINGS, INC.




                                     By:      /s/ S. Wayne Bazzle
                                              ----------------------------------
                                              S. Wayne Bazzle
                                              Chief Executive Officer


                                     Address:         5720 LBJ Freeway
                                                      Suite 550
                                                      Dallas, Texas  75240

                                                 EXHIBIT D TO PURCHASE AGREEMENT

                                LEASE AGREEMENT

         This Lease Agreement ("Lease") is made and entered into by and between Gene Graves (hereinafter referred to as "Landlord"), and HealthCor Holdings, Inc. (hereinafter referred to as "Tenant").

         1. Leased Premises. In consideration of the terms, provisions, and covenants of this Lease, Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the following described premises (the "leased premises"):

         523 Lexington Avenue, Fort Smith, Arkansas (Lots 5 and 6, Block P, Fitzgerald Addition to City of Fort Smith, Sebastian County, Arkansas). The building has 3,362 square feet.

         2. Term. The term of this Lease shall be for a period of five years, commencing on May 1, 1996 and ending on April 30, 2001, unless otherwise extended as hereinafter provided in this Agreement.

         3. Option to Renew. Landlord hereby grants to Tenant an option to renew and extend this Lease, upon the same terms and conditions except as provided in this paragraph 3, for successive three-year periods, each such option to renew to be exercised in writing by Tenant and forwarded to Landlord not less than 30 days prior to the expiration of the original or any renewal term of this Lease. The amount of rent for each renewal term shall increase or decrease on an annual basis by the percentage change for the proceeding year in the Consumer Price Index for All Urban Consumers, U.S. City Average (all items, 1982-1984 = 100), published by the United States Department of Labor, Bureau of Labor Statistics or any successor agency.

         4. Use. Tenant shall use the leased premises for general business purposes. Tenant shall occupy the leased premises and conduct its business in such a manner as is lawful, reputable and will not create a nuisance. Tenant shall not do or permit anything to be done in or about the Premises which will cause the cancellation of any insurance policy covering the Premises. Tenant shall not commit nor suffer to be committed any waste or nuisance on the Premises. Tenant shall, at its sole cost and expense, promptly comply with all laws, statutes, ordinances and governmental rules, regulations or requirements now in force or which may hereafter be in force, and with the requirements of any board of fire underwriters or other similar body now or hereafter constituted, relating to or affecting the condition, use or occupancy of the Premises.

         5. Rent. On or before the first day of each calendar month during the term of this Lease, Tenant shall pay to Landlord monthly rental ("Rent") in the amount of $2,941.75.

         The first month's Rent shall be due and payable on the date of execution of this Lease by Landlord and Tenant. Rent for any partial calendar month shall be prorated based on one-thirty first (1/31) of the current monthly Rent for each day of the partial calendar month this Lease is in effect. All payments of Rent shall be made by Tenant to Landlord at Landlord's address set forth on the signature page of this Lease.

         6. Possession. Tenant acknowledges that it has inspected the leased premises and on the basis of such inspection Tenant accepts the leased premises as suitable for the purposes for which the same are leased. Upon the last day of the lease term or upon any sooner termination date as may be required, Tenant shall vacate and surrender the leased premises in same condition as received, broom clean, ordinary wear and tear excepted.

         7. Services. Landlord shall, at Tenant's expense, provide the leased premises water (hot and cold) at those points of supply provided for the general use of tenants of the Building, heated and refrigerated air conditioning at such temperatures as are necessary to maintain the average temperature within the leased premises in accordance with commercially reasonable standards. Landlord shall further make available to Tenant, at Tenant's expense, 24 hours per day, 7 days per week, all electrical current required by Tenant in its use and occupancy of the leased premises.

         8. Parking. During the term of this Lease, Tenant shall have the non-exclusive use in common with Landlord, other tenants of the Building, their guests and invitees, of all non-reserved common automobile parking areas, driveways, and footways.

         9. Maintenance and Repairs. Tenant shall pay the first $5,000 of the cost of maintaining the leased premises in good repair during each fiscal year ending April 30, and the excess shall be paid by the Landlord.

         10. Signs. Tenant shall have the right to install and display signs on the Building or on any part of the real property appurtenant to the Building, provided such signs to be displayed conform to all applicable zoning ordinances. Tenant shall remove all such signs upon the expiration of this Lease.

         11. Alterations and Improvements. Tenant shall have the right, at its sole cost and expense, to make such alterations, additions and improvements ("Alterations") to the Premises with the prior written consent of Landlord; provided, however, that when completed, shall not materially diminish the value of the Premises. Consent for nonstructural alterations, additions or improvements to the leased premises shall not be unreasonably withheld by Landlord.

         Any Alterations shall be surrendered by Tenant as part of the leased premises, without disturbance or injury, upon the termination of this Lease, unless Landlord designates in writing that such Alterations shall be removed. If so designated by Landlord, Tenant shall, upon the termination of this Lease, at its sole cost and expense, remove any such Alterations designated for removal, and Tenant shall, at its sole cost and expense, restore the Premises to their original condition, normal wear and tear excepted.

         All furniture, moveable trade fixtures, partitions and equipment installed by tenant in the leased premises shall remain the property of Tenant and may be removed by Tenant at the termination of this Lease.

         Tenant shall, upon the termination of this Lease, promptly repair any injury or damage to Premises resulting from the removal by Tenant of any Alterations, fixtures, equipment or furnishings; or, at Landlord's election, Tenant shall pay Landlord an amount sufficient for Landlord to repair same or to compensate Landlord for such injury or damage to the Premises.

         Tenant shall keep the leased premises free from any liens arising from work performed, materials furnished or obligations incurred by Tenant and shall indemnify, hold harmless and defend Landlord from any liens and encumbrances arising from any work performed or materials furnished by or at the direction of Tenant.

         12.     Indemnity.

                 (a) As used in this paragraph 12, "Claims" means any claims, suits, proceedings, actions, judgments, liability, damages, losses, costs, and expenses.

                 (b) Tenant hereby indemnifies and agrees to hold Landlord harmless from and against any and all Claims, which either (i) are caused by the negligence or misconduct of Tenant or any of Tenant's employees, patrons, customers, guests, agents, servants, licensees, invitees, or visitors; or (ii) result from any default, breach, violation, or non-performance of this Lease by Tenant. If any such Claim is made against Landlord, Tenant shall, at Tenant's sole cost and expense, defend such Claim by or through attorneys satisfactory to Landlord. In resolving or settling any Claim, Tenant shall obtain a release of such Claim against Landlord.

                 (c) Landlord hereby indemnifies and agrees to hold Tenant harmless from and against any and all Claims, which either (i) are caused by the negligence or misconduct of Landlord or any of Landlord's tenants (other than the Tenant) of the Building, employees, patrons, customers, guests, agents, servants, licensees, invitees, or visitors; or (ii) result from any default, breach, violation, or non-performance of this Lease by Landlord. If any such Claim is made against Tenant, Landlord shall, at Landlord's sole cost and expense, defend such Claim by or through attorneys satisfactory to Tenant. In resolving or settling any Claim, Landlord shall obtain a release of such Claim against Tenant.

         13.     Insurance.

         (a) If an increase in any fire and extended coverage insurance premiums paid by Landlord for the Building is caused by Tenant's use of the leased premises in a manner other than as set forth in this Lease, then Tenant shall pay as additional rent the amount of such increase to Landlord.

         (b) Landlord shall at all times during the term of this Lease maintain a policy or policies of insurance with the premiums paid in advance, issued by and binding upon some solvent insurance company, insuring the Building against all risk of direct physical loss in an amount equal to at least ninety percent (90%) of the full replacement cost of the Building structure and its improvements as of the date of the loss; provided, Landlord shall not be obligated in any way or manner to insure any personal property of Tenant upon or within the leased premises, any fixtures installed or paid for by Tenant upon or within the leased premises, or any improvements which Tenant may construct on the leased premises.

         (c) During the entire Lease Term, Tenant shall, at its sole cost and expense, procure and maintain: (i) comprehensive general public liability insurance against claims for personal injury, death and property damage occurring upon, in or about the leased premises, with a single limit of not less than $1,000,000 per occurrence and a combined limit of not less than $2,000,000; and (ii) fire and extended coverage, vandalism, malicious mischief, and special extended perils (all risk) insurance in an amount not less than the full cost of replacement of improvements by Tenant on the leased premises and all of Tenant's personal property, inventory, decorations, trade fixtures, furnishings, equipment and other contents in the leased premises.

         (d) All such policies of insurance shall name both Landlord and Tenant as insured (and/or such other party or parties as Landlord may require) and shall be issued by insurance carriers acceptable to Landlord. Tenant agrees to furnish Landlord, on or before the Commencement Date, certificates of insurance showing that insurance meeting the requirements hereof has been obtained and fully paid for by Tenant, and Tenant shall obtain a written commitment from each insurance carrier to notify Landlord in writing at least ten (10) days prior to any cancellation, expiration or modification thereof.

         (e) Notwithstanding the provisions of this paragraph 13, Tenant and Landlord each hereby waive any and all rights of recovery against the other, or against the officers, employees, agents and representatives of the other, for loss of or damage to such waiving party or its property or the property of others under its control to the extent that such loss or damage is insured against under any insurance policy in force at the time of such loss or damage, but only to the extent that such insurance policies permit such waiver.

         14. Assignment or Sublease. Tenant shall not assign this Lease or sublet the leased premises, or any part thereof, without the consent of Landlord in writing, which consent Landlord agrees to not unreasonably withhold or delay; provided, however, Tenant may assign this Lease to a corporation which is directly or indirectly controlled by, controlling or under the common control with Tenant. No assignment or subletting shall release Tenant from any obligations under this Lease.

         15. Casualty. In the event all or substantially all of the Premises are destroyed by fire or any other casualty so as to become untenantable, Landlord may elect to terminate this Lease as of the date of such damage or destruction, by notice to Tenant within ninety (90) days thereafter. In the alternative, Landlord, in its sole discretion, may elect to repair or rebuild the Premises as promptly as possible at the expense of Landlord. In the event Landlord elects to so repair or rebuild but fails to substantially complete such repair or rebuilding within one hundred eighty (180) days after such damage or destruction occurs (extended for delays due to causes beyond the control of Landlord), then either party may thereupon terminate this Lease by notice to the other party not later than ten (10) days after expiration of said one hundred eighty (180) day period or extension thereof. If the Premises shall be partially damaged or injured by fire or other casualty, Landlord shall promptly repair or rebuild the same. In connection with any repair or rebuilding by Landlord hereunder, should there be a substantial interference with Tenant's use of the Premises, Tenant shall be entitled to a proportionate reduction of Rent while such repairs are being made, to be based upon the extent to which the making of such repairs shall interfere with the business conducted by Tenant in the Premises; provided, however, that rent shall not abate if such damage was caused by Tenant, its agents, employees or invitees, and further provided, that Tenant shall not be permitted to terminate this Lease except as set forth herein.

         Notwithstanding anything contained herein to the contrary, in the event the holder of any indebtedness secured by a mortgage or deed of trust covering the Premises requires that the insurance proceeds be applied to such indebtedness, then Landlord shall have the right to terminate this Lease by delivering written notice of termination to Tenant, whereupon all rights and obligations hereunder shall cease and terminate. No damages, compensation or claim shall be payable by Landlord to Tenant for inconvenience, loss of business or annoyance from any repair or rebuilding of any portion of the Premises or from the termination of this Lease pursuant to this Article 15.

         16. Default by Tenant. The following shall be deemed to be events of default by Tenant under this Lease: (a) Tenant shall fail to pay when due any installment of Rent or any other payment required by Tenant under this Lease; (b) Tenant shall abandon any substantial portion of the leased premises;
(c) Tenant shall fail to comply with any material term, provision, or covenant of this Lease, other than the payment of Rent; or (d) Tenant shall file a petition or be adjudged bankrupt or insolvent under any applicable federal or state bankruptcy or insolvency law or admit that it cannot meet its financial obligations as they become due, or a receiver or trustee shall be appointed for all or substantially all of the assets of Tenant, or Tenant shall make an assignment for the benefit of creditors.

         17. Remedies for Tenant's Default. Upon the failure of Tenant to cure any event of default set forth in paragraph 17 of this Lease within 10 days after written notice from Landlord to Tenant, Landlord shall have the option to pursue any one or more of the following remedies: (a) Landlord may enter upon and take possession of the leased premises and lock out, expel, or remove Tenant from the leased premises without being liable for any claim for damages, and relet the leased premises on behalf of Tenant and receive the rent directly by reason of the reletting, and Tenant agrees to pay Landlord on demand any deficiency that may arise by reason of any reletting of the leased premises; (b) Landlord may enter upon the leased premises, without being liable for any claim for damages, and do whatever Tenant is obligated to do under the terms of this Lease, and Tenant agrees to reimburse Landlord on demand for any reasonable expenses which Landlord may incur in effecting compliance with Tenant's obligations under this Lease; (c) Landlord may terminate this Lease, in which event Tenant shall immediately surrender the leased premises to Landlord, and if Tenant fails to surrender the leased premises, Landlord may, without prejudice to any other remedy which he may have for possession or arrearages in Rent, enter upon and take possession of the leased premises and lock out, expel, or remove Tenant from the leased premises without being liable for any claim for damages.

         18. Holding Over. In the event that Tenant holds over the leased premises after the expiration of the term of this Lease, Tenant shall be deemed to be occupying the leased premises as a tenant from month to month at a monthly rental of 150% of the last month's Rent paid under this Lease; such tenancy shall be subject to all the other terms, provisions, and conditions of this Lease insofar as the same are applicable to a month to month tenancy.
This provision shall not be construed as an extension of this Lease.

         19. Subordination. This Lease and all rights of Tenant hereunder shall be subject and subordinate to (a) any mortgage and deed of trust which now or may hereafter affect the real property of which the Building form a part, and (b) any and all increases, renewals, modifications, consolidations, replacements, and extensions of any and all such mortgages and deeds of trust.

         20. Condemnation. If the whole of the leased premises or access thereto should be taken under the power of eminent domain or condemnation, or a sale made under threat thereof, then this Lease shall terminate as of the date of the taking without further liability upon either Landlord or Tenant. If only a portion of the leased premises or access thereto is taken under the power of eminent domain or condemnation or a sale made under the threat thereof, and the portion remaining will not, in the reasonable opinion of Tenant, be adequate for Tenant's continued use, Tenant shall have the option to terminate this Lease by giving Landlord notice thereof within thirty (30) days after the date of the taking. If this Lease is not so terminated, Landlord shall promptly restore the portion remaining to an integral unit resembling as much as possible the leased premises prior to the taking.

         21. Sale by Landlord. Landlord may sell, transfer, assign or otherwise dispose of the leased premises, or this Lease, or any part thereof or interest therein at any time without the consent of Tenant. Upon such sale, transfer, assignment or disposal of all its interest in the Premises, or this Lease, Landlord shall be relieved of all obligations hereunder on the condition that Landlord's successor-in-interest shall expressly assume such obligations. This Lease shall not be affected by any such sale, transfer, assignment or disposal of Landlord's interest, and Tenant agrees to attorn to Landlord's purchaser or assignee.

         22.     Taxes.

                 (a) Landlord shall pay all real estate taxes and all special assessments, if any, before they become delinquent which are levied or assessed against the Building and the real property of which the Building forms a part.

                 (b) Tenant shall pay all taxes assessed against and levied upon all personal property, trade fixtures, and inventory placed by Tenant in the leased premises.

         23. Quiet Enjoyment. Landlord represents that Landlord has the full right, power, and authority to enter into this Lease and perform its obligations hereunder and that Tenant shall be entitled to peaceably and quietly hold and enjoy the leased premises for the entire term of this Lease without hindrance from Landlord, subject to the terms and conditions of this Lease.

         24. Default by Landlord. If Landlord shall fail to perform or observe any term, provision, or covenant of this Lease and such failure should continue for a period beyond ten (10) days after written notice thereof is given by Tenant to Landlord, then Tenant shall have the right to either (a) cure such default, and Landlord shall reimburse Tenant for all reasonable sums expended in so curing such default, or (b) terminate this Lease, whereupon all rights and obligations of Landlord and Tenant under this Lease shall cease to exist. With respect to the right of Tenant to cure any default by Landlord under the terms of this Lease and be reimbursed for the expense of cure under clause (a) above, Tenant shall have the right to effect such cure and reimbursement by the withholding of Rent to the extent required to satisfy and cure such default and reimbursement.

         25. Estoppel Certificate. Tenant shall at any time upon not less than ten days prior written notice from Landlord execute, acknowledge and deliver to Lessor a statement in writing (i) certifying that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this

Lease, as so modified, is in full force and effect) and the date to which the rent and other charges are paid in advance, if any; (ii) acknowledging that there are not, to Lessee's knowledge, any uncured defaults on the part of Lessor hereunder, or specifying such default if any are claimed; and (iii) setting forth such other statements with respect to this Lease as may be reasonably requested by Lessor. Any such statement may be conclusively relied upon by any prospective purchaser or encumbrancer of the leased premises. If Tenant fails to deliver such statement within such time set forth above, then it shall be conclusively established that (i) this Lease is in full force and effect, without modification except as may be represented by Lessor, (ii) there are no uncured defaults in Lessor's performance, and (iii) not more than one month's rent has been paid in advance.

         26. Abatement Sole Remedy. Except for abatement of rent as set forth in paragraph 24, if any, Lessee shall have no claim against Lessor for any damage suffered by reason of any such damage, destruction, repair or restoration of the leased premises.

         27. Interest on Past-Due Obligations. Any amount due to Landlord not paid when due shall bear interest at the rate of 15% per annum from the date due. Payment of such interest shall not excuse or cure any default by the Tenant under this Lease.

         28. Captions. The captions of paragraphs in this Lease are inserted for convenience only, and shall not be considered in construing the provisions hereof if any question of intent should arise.

         29. Successors. The terms, conditions, and covenants contained in this Lease shall apply to, inure to the benefit of, and be binding upon the parties hereto and their respective successors in interest and legal representatives except as otherwise herein expressly provided. All rights, powers, and duties of Landlord under this Lease, including but not limited to any notices required or permitted to be delivered by Landlord to Tenant hereunder, may, at Landlord's option, be exercised or performed by Landlord's agent or attorney.

         30. Notices. Any notice required or permitted to be delivered under this Lease shall be deemed to be delivered when actually received in the United States Mail, postage prepaid, registered or certified mail, return receipt requested, addressed to the parties hereto at the respective addresses set out opposite their names below, or at such other address as they have theretofore specified by written notice delivered in accordance herewith.

         31. Entire Agreement; Amendments. This Lease constitutes the entire agreement of the parties hereto with respect to the subject matter hereof. This Lease may not be altered or amended except by an instrument in writing signed by both Landlord and Tenant.

             EXECUTED this the 1st day of May, 1996.

         TENANT:                                  LANDLORD:

           HealthCor Holdings, Inc.               Gene Graves


           By:/s/ S. Wayne Bazzle                 /s/ Gene Graves
           ---------------------------------      ---------------------------
           S. Wayne Bazzle,
           Chief Executive Officer
                                                  Address:
           Address:
           c/o HealthCor Holdings, Inc.           3227 McKinney Avenue
           5720 LBJ Freeway                       Dallas, Texas 75204
           Suite 550
           Dallas, Texas 75240
           ATT: C. Wayne Bazzle